Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

CYNOSURE, INC.,

as Buyer,

ELLMAN INTERNATIONAL, INC.,

as Seller,

and

ELLMAN HOLDINGS, INC. and ELLMAN HOLDING CORPORATION,

as the Holding Companies

Dated as of September 5, 2014

ARTICLE I

SALE AND PURCHASE; ASSUMPTION; CLOSING		1

1.1	Sale and Purchase of Assets; Assumption of Assumed Liabilities	1
1.2	Pre-Closing	6
1.3	Location and Date	6
1.4	Closing Deliveries	6
1.5	Allocation	8

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER		9

2.1	Due Organization	9
2.2	Authorization; No Conflict	10
2.3	Capitalization	10
2.4	Financial Statements	11
2.5	Absence of Changes	12
2.6	Real Property; Encumbrances	12
2.7	Environmental Matters	13
2.8	Assets	13
2.9	Taxes	14
2.10	Employee Benefit Plans	15
2.11	Labor Matters	17
2.12	Compliance with Law; Permits	18
2.13	Unlawful Payments	19
2.14	FDA Matters	19
2.15	Legal Proceedings	21
2.16	Contracts and Commitments	21
2.17	Intellectual Property	23
2.18	Insurance	26
2.19	Warranties; Products	26
2.20	Significant Customers, Distributors and Suppliers	26
2.21	Absence of Claims; Business Relationships With Affiliates	27
2.22	Certain Matters Relating to the Holding Companies	27
2.23	Disclosure	28
2.24	Brokers and Agents	28
2.25	Solvency; Seller Indebtedness; No Undisclosed Liabilities	28
2.26	No Other Representations	28

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER		29

3.1	Due Organization	29
3.2	Authorization; No Conflict	29
3.3	Brokers and Agents	29

i

3.4	Sufficient Funds	29
3.5	No Other Representations	29

ARTICLE IV

CERTAIN COVENANTS		30

4.1	Cooperation	30
4.2	Tax Matters	30
4.3	Non-Competition, Non-Solicitation and Confidentiality	31
4.4	Transaction Confidentiality Agreements	32
4.5	Further Assurances	33
4.6	Sharing of Data	33
4.7	Use of Business Names	33
4.8	Collection of Accounts Receivable	33
4.9	Employees	34
4.10	Maintenance of Corporate Existence; Restriction on Dividends and Distributions	35
4.11	Enforcement of Insurance Claims	35
4.12	Bulk Transfers Law	35

ARTICLE V

REMEDIES		36

5.1	Indemnification by the Seller Parties	36
5.2	Indemnification by Buyer	36
5.3	Limitations on Indemnification Obligations	36
5.4	Survival and Expiration of Representations, Warranties, Covenants and Agreements	38
5.5	Indemnification Procedures	38
5.6	Tax Benefit; Insurance	40
5.7	Exclusive Remedy	40

ARTICLE VI

DEFINITIONS		41

6.1	Certain Definitions	41
6.2	Accounting Terms	51
6.3	Usage	51

ARTICLE VII

GENERAL		52

7.1	Notices	52
7.2	Entire Agreement	53
7.3	Successors and Assigns	53
7.4	Counterparts; Facsimile Signatures	53

7.5	Expenses and Fees	54
7.6	Governing Law	54
7.7	Submission to Jurisdiction	54
7.8	Specific Performance	54
7.9	Severability	55
7.10	Amendment; Waiver	55
7.11	Absence of Third Party Beneficiary Rights	55
7.12	Mutual Drafting	55
7.13	Further Representations	55

Exhibits:
Exhibit A	Bill of Sale
Exhibit B	Patent Assignment
Exhibit C	Trademark Assignment
Exhibit D	Domain Name Assignment
Exhibit E	Investor Agreement
Exhibit F	Instrument of Assumption

Schedules:
Schedule 1.1(d)(ii)(B)	Certain Assigned Contracts
Schedule 1.1(d)(ii)(D)	Certain Assumed Liabilities
Schedule 1.1(d)(iv)	Certain Retained Liabilities
Schedule 1.4(a)(ii)	Investor Agreement Signatories
Schedule 1.4(a)(iv)	Required Consents
Schedule 1.4(a)(x)	Employee Offer Letters
Schedule 1.4(b)(i)	Funds Flow
Schedule 1.5	Allocation
Schedule 4.7	Certain Business Names
Schedule 6.1	Closing Statement
Schedule 9.1	Excluded Employees
Schedule 9.2	Permitted Liens
Schedule 9.3	Knowledge Persons

Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of September, 2014, by and among Cynosure, Inc., a Delaware corporation (“Buyer”), Ellman International, Inc., a New York corporation (“Seller”), Ellman Holdings, Inc., a Delaware corporation (“EHI”), and Ellman Holding Corporation, a Delaware corporation (“EHC” and together with EHI, the “Holding Companies” and collectively with Seller, the “Seller Parties”). Buyer and the Seller Parties may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, marketing, distributing and selling radiofrequency and laser products for surgical and aesthetic procedures in the aesthetic, multi-specialty surgical, dental and veterinary markets (collectively, the “Business”);

WHEREAS, each Holding Company, by virtue of its direct or indirect ownership interest in Seller, will receive substantial direct and indirect benefits, financial and otherwise, as a result of the transactions contemplated by this Agreement; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Assets upon the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE AND PURCHASE; ASSUMPTION; CLOSING

1.1 Sale and Purchase of Assets; Assumption of Assumed Liabilities.

(a) Upon the terms hereof, Seller does hereby sell, assign, transfer and deliver to Buyer, and Buyer does hereby purchase from Seller, all right, title and interest in, to and under the Acquired Assets free and clear of all Liens (other than Permitted Liens) in exchange for (i) a payment of cash consideration in the aggregate amount of $13,225,000 (the “Purchase Price”), of which Seller acknowledges $133,333.00 was paid by Buyer and received by Seller on August 29, 2014 pursuant to the Letter Agreement, dated as of August 29, 2014, between Buyer and Seller (the “Exclusivity Extension Fee”). Notwithstanding anything to the contrary in any Transaction Document, the Acquired Assets shall not include the Excluded Assets.

(b) Upon the terms hereof, Buyer does hereby assume the Assumed Liabilities. Notwithstanding anything to the contrary in any Transaction Document, Buyer does not assume, and Seller shall remain primarily liable for, and shall pay, perform and discharge when due, the Retained Liabilities.

(c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof and (ii) such consent has not been obtained (each a “Deferred Item”). In such case, (w) such Deferred Item shall be withheld from sale pursuant to this Agreement and shall not constitute an Acquired Asset, (x) from and after the Closing, Seller will use its commercially reasonable efforts to obtain such consent as soon as practicable after the Closing, (y) until such consent is obtained, Seller shall use its commercially reasonable efforts to provide to Buyer the benefits under such Deferred Item and (z) upon obtaining such consent, Seller shall execute and deliver such instruments as Buyer may reasonably request to assign or transfer such Deferred Item to Buyer as promptly as practicable at which time the Deferred Item shall constitute an Acquired Asset. Without limiting the foregoing, in the event that any such consent is not obtained prior to the Closing, Seller shall use its commercially reasonable efforts to enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Buyer the economic and operational equivalent of obtaining such consent and assigning or transferring to Buyer such Deferred Item at the Closing, including enforcement for the benefit of Buyer of all claims or rights arising thereunder; provided, however, that (i) Buyer shall be responsible for obligations incurred after the Closing with respect to such Deferred Items to the extent (A) Buyer receives the corresponding benefit of such Deferred Item and (B) such obligations would (but for the first sentence of this Section 1.1(c)) constitute Assumed Liabilities and (ii) Buyer shall be deemed Seller’s agent for the purpose of completing, fulfilling and discharging all of the rights and obligations under such Deferred Items described in the foregoing clause (i).

(d) For purposes of this Agreement, the following capitalized terms shall have the following definitions:

(i) “Acquired Assets” means, other than any Excluded Asset, all of the assets, properties and rights of Seller existing as of the Closing, including:

(A) all assets reflected on the Closing Balance Sheet;

(B) all fixed assets and all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(C) all Accounts Receivable, and all rights to unbilled amounts for products delivered or services provided, together with any security held by Seller for the payment thereof;

(D) all Inventories, wherever located, including consignment Inventory and Inventory held on order or in transit;

(E) all customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records and other Books and Records (other than employee records);

(F) all rights under Assigned Contracts, including all rights under pending customer orders and all other similar agreements;

(G) the leasehold, subleasehold or license interest under all Real Property Leases;

(H) all sales literature, marketing materials, technical materials and manuals and other supplies;

(I) all Trademarks, including the Business Names, and all goodwill associated therewith;

(J) all Permits (including all FDA Permits and all Environmental Permits);

(K) all Patent Rights, know-how (including product know-how), trade secrets, copyrights and other Intellectual Property;

(L) all non-Tax refunds, deposits, prepayments, prepaid expenses and other prepaid assets (not including prepaid insurance premiums);

(M) all claims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment of any kind relating to an Acquired Asset or an Assumed Liability, in each case, including any Liens, warranty claims or other rights to payment or to enforce payment; and

(N) all goodwill and going concern value.

(ii) “Assumed Liabilities” means only the following Liabilities of the Seller:

(A) the Liabilities of Seller set forth on the face of (and not solely in any notes to) the Closing Balance Sheet;

(B) obligations of Seller under the Assigned Contracts identified on Schedule 1.1(d)(ii)(B), in each case solely to the extent relating to the period beginning after the Closing;

(C) Buyer Employee Indebtedness;

(D) the Liabilities described on Schedule 1.1(d)(ii)(D); and

(E) for repair, replacement or return of products manufactured or sold at or prior to the Closing below the warranty reserve expressly set forth on the Closing Balance Sheet.

(iii) “Excluded Assets” means only the following assets of Seller:

(A) all cash and the following bank accounts: operating, payroll (Ellman Enterprise and Ellman International) and FSO;

(B) all securities owned by Seller, including all capital stock held by Seller in any Subsidiary;

(C) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a corporation;

(D) any waste products or materials generated or discarded by Seller on or prior to the Closing Date;

(E) all rights relating to refunds, recovery or recoupment of Taxes;

(F) all Tax Returns filed on or prior to the Closing Date (and related work papers and work product) by, or on behalf of, the Seller;

(G) all rights of Seller in and with respect to the assets associated with any Seller Benefit Plans;

(H) except as otherwise provided in Section 4.11, all rights under Insurance Policies, as well as all proceeds which may be payable thereunder;

(I) all claims, causes of action, choses in action, rights of recovery and rights of set-off or recoupment of any kind relating to an Excluded Asset or a Retained Liability, including any Liens, warranty claims or other rights to payment or to enforce payment, in each case in connection with products and services delivered or performed at or prior to the Closing;

(J) the rights of Seller under the Transaction Documents; and

(K) employment records.

(iv) “Retained Liabilities” means any and all Liabilities of any Seller Party that are not expressly Assumed Liabilities. The Retained Liabilities shall include all Liabilities of any Seller Party (other than Assumed Liabilities):

(A) arising out of events, conduct or conditions existing or occurring at or prior to the Closing or out of the conduct of the Business at or prior to the Closing;

(B) for Seller Indebtedness and Transaction Costs;

(C) to any Related Party, including with respect to any claims or causes of action of any Related Party resulting from any of the transactions contemplated by the Transaction Documents;

(D) for (i) any Taxes of any Seller Party, (ii) any Taxes related to the Acquired Assets that were incurred in or are attributable to any Taxable period (or portion thereof) ending on or before the Closing Date, (iii) any Taxes of another person for which any Seller Party is liable, including Taxes for which any Seller Party is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, and (iv) any income, transfer, sales, use or other Taxes (other than Transfer Taxes) arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by Seller to Buyer of the Acquired Assets);

(E) obligations of any Seller Party under the Assigned Contracts relating to the period ending at or prior to the Closing, including all Liabilities arising out of any breach, act or omission at or prior to the Closing under any Assigned Contract;

(F) for repair, replacement or return of products manufactured or sold at or prior to the Closing in excess of the warranty reserve expressly set forth on the Closing Balance Sheet;

(G) arising out of events, conduct or conditions existing or occurring at or prior to the Closing that constitute a violation of or non-compliance with any Law (including Environmental Laws), any judgment, decree or order of any Governmental Authority, or any Permit or that give rise to Liabilities or obligations with respect to Hazardous Materials;

(H) to pay compensation, vacation and paid time off to any employee of any Seller Party that is accrued or unpaid prior to the Closing (except solely to the extent such liabilities have been included in current liabilities on the Closing Balance Sheet) and for Seller Employee Indebtedness;

(I) all Liabilities and obligations arising under the Seller Benefit Plans and Seller Benefit Arrangements;

(J) to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any Seller Party or a Subsidiary or was serving at the request of any Seller Party or a Subsidiary as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(K) any product liability claims or obligations (including claims or obligations relating to personal injury, death or property damage) in connection with the Customer Offerings or any other products or services developed, manufactured, distributed, sold, performed or otherwise Exploited by Seller or any of its predecessors, or the Business, on or prior to the Closing Date;

(L) arising out of injury to or death of persons or damage to or destruction of property occurring at or prior to the Closing (including any workers compensation claim);

(M) described on Schedule 1.1(d)(iv); and

(N) under any Transaction Document.

1.2 Pre-Closing. Seller has delivered to Buyer the following:

(a) pay-off letters duly executed by each of (i) Garrison Loan Agency Services LLC, (ii) the U.S. Small Business Administration and (iii) Mark Rohrer (individually and as successor to Sandstone Medical Technologies, LLC) and Darius Crews, which pay-off letters shall include wire transfer instructions for the payment of all Seller Indebtedness payable (whether or not due) to each such Person and a complete release of the Buyer, the Acquired Assets and the Business from all Liens, Liabilities and other obligations with respect to such Seller Indebtedness, effective upon the discharge of such Seller Indebtedness at the Closing;

(b) wire transfer instructions for each of the payments contemplated by Section 1.4(b)(i); and

(c) the Closing Statement.

1.3 Location and Date. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by remote exchange of signatures and documents at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on the date of this Agreement (the “Closing Date”). All transactions contemplated to occur at the Closing shall be deemed to take place simultaneously at 12:01 a.m., local time, on the Closing Date.

1.4 Closing Deliveries.

(a) Deliveries by Seller. Upon the terms contained herein, at the Closing, Seller shall deliver to Buyer the following:

(i) Conveyance Documents. The Bill of Sale attached hereto as Exhibit A, duly executed by Seller; the Patent Assignment attached hereto as Exhibit B, duly executed by Seller; the Trademark Assignment attached hereto as Exhibit C, duly executed by Seller; and the Domain Name Assignment attached hereto as Exhibit D, duly executed by Seller;

(ii) Investor Agreements. The Investor Agreement attached hereto as Exhibit E, duly executed by each Person named on Schedule 1.4(a)(ii) (the “Baird Investors”);

(iii) Lien Releases. Duly executed written instruments releasing any Lien on any Acquired Asset and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any Lien;

(iv) Consents and Approvals. Evidence that all consents, waivers, approvals, declarations, authorizations and notices listed in Schedule 1.4(a)(iv) have been obtained or made, as applicable;

(v) Secretary’s Certificates. A certificate executed by the Secretary of each Seller Party certifying that attached thereto are (A) a true, complete and correct copy of the Charter Documents of such Seller Party, as in effect on the Closing Date, and, in the case of Charter Documents publicly filed in the state of formation of such Person, certified by an appropriate authority of such state, (B) true, complete and correct copies of resolutions of such Seller Party’s Governing Body and stockholders, authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers or other signatories of such Seller Party authorized to sign the Transaction Documents on behalf of such Seller Party;

(vi) Good Standing Certificates. A certificate issued by an appropriate authority of the jurisdiction of organization of Seller and each other jurisdiction in which Seller is qualified to do business, certifying as of a date no more than ten (10) business days prior to the Closing Date that Seller is in good standing under the Laws of such jurisdiction;

(vii) FIRPTA Certificate. A certificate, in form and substance reasonably satisfactory to Buyer, duly executed by Seller certifying that Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(viii) Certificates of Insurance. Evidence that (A) Seller has obtained a three-year product liability tail policy on terms reasonably satisfactory to Buyer (the “Product Liability Tail Policy”) and (B) Buyer and each of its Subsidiaries have been added as additional named insureds on the Product Liability Tail Policy and the following insurance policies: workers’ compensation, disability, property, general, foreign casualty, auto and umbrella;

(ix) Domain Name Passwords. A list of all passwords necessary to effectuate the transfer of the domain names included in the Acquired Assets on the records of the applicable Internet registrar;

(x) Employment Arrangements. Offer letters or employment agreements on the forms supplied by the Buyer (and all related documents referred to therein) duly executed and delivered by each of the employees set forth on Schedule 1.4(a)(x);

(xi) Books and Records. Copies of all Books and Records of Seller that constitute Acquired Assets;

(xii) Seller Payments. Evidence reasonably satisfactory to Buyer that Seller has delivered each payment contemplated by the Funds Flow to be made by Seller at or prior to the Closing in accordance with the wire transfer instructions for such payment set forth on the Funds Flow.

(b) Deliveries by Buyer. Upon the terms contained herein, at the Closing, Buyer shall pay, deposit or withhold the Purchase Price (less the Exclusivity Extension Fee) as provided in Section 1.4(b)(i) and shall otherwise deliver to Seller:

(i) Purchase Price. The Purchase Price (less the Exclusivity Extension Fee) shall be payable as follows:

(A) At the Closing, Buyer shall withhold from the Purchase Price and pay in accordance with the wire transfer instructions set forth on Schedule 1.4(b)(i) (the “Funds Flow”) all sums necessary and sufficient to fully pay, discharge and satisfy all amounts owing to each such creditor and contemplated by the Funds Flow to be paid by Buyer on behalf of Seller, which amounts are set forth opposite the name of each such creditor on the Funds Flow;

(B) [Intentionally omitted]; and

(C) At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered pursuant to Section 1.2(b), the amounts contemplated by the Funds Flow to be paid to Seller by Buyer at the Closing; and

(ii) Transaction Documents. The Bill of Sale attached hereto as Exhibit A, duly executed by Buyer; the Patent Assignment attached hereto as Exhibit B, duly executed by Buyer; the Trademark Assignment attached hereto as Exhibit C, duly executed by Buyer; and the Domain Name Assignment attached hereto as Exhibit D, duly executed by Buyer; the Instrument of Assumption attached hereto as Exhibit F, duly executed by Buyer.

1.5 Allocation. The Parties agree that the Purchase Price, the Assumed Liabilities and any other relevant items shall be allocated, for purposes of Section 1060 of the Code, among the Acquired Assets and the non-competition agreements set forth in Section 4.3(a) in accordance with the principles set forth on Schedule 1.5. As soon as reasonably practicable (and in any event not later than ninety (90) days) after the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule allocating the Purchase Price and any other relevant items among the Acquired Assets and the non-competition agreements set forth in Section 4.3(a) pursuant to Section 1060 of the Code and the regulations thereunder and comparable provisions of state and local law (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with all relevant provisions of the Code and the Treasury regulations thereunder, and in accordance with Schedule 1.5. The Allocation Schedule shall be final and binding on the Parties unless, within thirty (30) days after delivery thereof to Seller, Seller delivers a written notice to Buyer of its objections to the Allocation Schedule. If Seller notifies Buyer in writing within such 30 day period that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute regarding the preparation of the Allocation Schedule within thirty (30) days following Seller’s delivery of notice of such dispute. If the Parties are unable to resolve such dispute within 30 days, the items in disagreement shall be submitted to PricewaterhouseCoopers LLP (or such other firm of independent accountants of national standing to which the Parties agree) for resolution, and, in the absence of fraud or manifest error, such independent accountants’ determination will be conclusive and binding upon the Parties. The Allocation Schedule as finally determined pursuant to this Section 1.5 shall be final and binding on the Parties for Tax purposes, the Parties shall file all Tax Returns and reports (including Form 8594, Asset Acquisition Statement) in a manner consistent with such Allocation Schedule, and no Party shall take any position that is inconsistent with the Allocation Schedule in any audit, examination or other proceeding relating to Taxes, except to the extent otherwise required by Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, the Seller represents and warrants that the following representations and warranties are true and correct as of the date of this Agreement, except as disclosed in the written Disclosure Schedule provided to Buyer dated the date of this Agreement (the “Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosure in any section or subsection of the Disclosure Schedule corresponding to any section or subsection of this Article II shall qualify other sections and subsections in this Article II only to the extent it is readily apparent solely from a reading of the text of such disclosure that such disclosure is applicable to such other sections and subsections of this Article II.

2.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Section 2.1 of the Disclosure Schedule sets forth a true, correct and complete list of each other jurisdiction in which Seller is qualified to do business. Seller is in good standing in each jurisdiction in which it is qualified to do business, and the jurisdictions listed in Section 2.1 of the Disclosure Schedule constitute the only jurisdictions in which the nature of Seller’s business (including the Business) or the ownership or leasing of its properties requires such qualification, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not been and would not reasonably be expected to be materially adverse to Seller or the Business. Seller has full corporate power and authority necessary to carry on the Business and to own and use the properties owned and used by it. Seller has delivered to Buyer true, correct and complete copies of its Charter Documents. Seller is not in violation of, in conflict with, or in default under, its Charter Documents.

2.2 Authorization; No Conflict.

(a) Seller has all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery by Seller of each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby and the performance of its obligations thereunder have been duly and validly authorized by all necessary action on the part of Seller. Each of the Transaction Documents has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) The execution, delivery and performance of the Transaction Documents by Seller, and the consummation of the transactions contemplated thereby, do not and will not: (i) conflict with or result in a breach or violation of the Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of Seller; (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Contract or Permit; (iv) result in the creation or imposition of any Lien on the Business or any Acquired Asset; or (v) violate in any material respect any Law to which Seller, the Business or any of the Acquired Assets are subject or bound. Section 2.2(b) of the Disclosure Schedule contains a complete and accurate list of each Material Contract under which the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby does or would conflict, result in a material default, material modification or termination, give any Person a right of termination, cancellation, acceleration, suspension or revocation, result in the loss of a material benefit or the imposition of any material obligation, or require any material consent, waiver, approval, notice, filing, declaration or authorization.

2.3 Capitalization.

(a) Section 2.3(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) the authorized capital of each Seller Party, (ii) the number of issued and outstanding shares of capital stock or other equity securities of each Seller Party and all holders (beneficial and of record) thereof, (iii) the number of all outstanding options, warrants and other securities convertible into or exchangeable for any capital stock or other equity securities of each Seller Party (“Derivative Securities”) and the names of all holders thereof.

(b) The Seller has never had any direct or indirect Subsidiaries or other predecessors, nor does Seller presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is Seller, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of Seller.

2.4 Financial Statements.

(a) Attached to Section 2.4(a) of the Disclosure Schedule are true, correct and complete copies of the following Financial Statements: (i) the audited consolidated balance sheets, statements of operations, statements of stockholders’ equity and statements of cash flows of EHC and its Subsidiaries as of and for the years ended December 31, 2012 and 2011, (ii) the unaudited consolidated balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows of EHC and its Subsidiaries as of and for the year ended December 31, 2013, and (iii) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of operations and cash flows of EHC and its Subsidiaries as of and for the seven months ended July 31, 2014 (collectively, with the Closing Balance Sheet, the “Financial Statements”). Each Financial Statement (including the notes thereto) has been prepared from the Books and Records and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly presents in all material respects the financial condition and results of operations of the Business as of the dates, and for the periods, indicated thereon, except that the unaudited Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes. Since December 31, 2013, there have been no material changes in the accounting policies of any Seller Party (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible Accounts Receivable or excess or obsolete Inventory) and no revaluation of any Acquired Assets.

(b) Seller maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and effective internal control over financial reporting that provides reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets, (iii) access to assets of Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Seller is compared with existing assets at regular intervals and (v) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(c) At the Closing, all of the Books and Records that constitute Acquired Assets will be in the possession of Buyer. Seller has reported to Buyer in writing any fraud, whether or not material, that involves management or other employees who participate in the preparation of Seller’s financial statements or have a significant role in the maintenance of the Books and Records.

(d) All of the Accounts Receivable are reflected properly according to GAAP (other than with respect to the omission of footnotes) on the Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. No portion of any Account Receivable is required or expected to be paid to any Person other than Seller or Buyer. To Seller’s knowledge, the Accounts Receivable are current and collectible net of any reserves specifically applicable thereto shown on the Closing Balance Sheet. To Seller’s knowledge, there is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business consistent with past practice, under any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

2.5 Absence of Changes. Since December 31, 2013, (a) Seller has conducted its business in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change.

2.6 Real Property; Encumbrances.

(a) Neither Seller nor any Affiliate of Seller owns any Real Property. Section 2.6(a) of the Disclosure Schedule sets forth a true, correct and complete listing of all Seller Leased Real Property (including street address, legal description (where known), lessor, rent and Seller’s use thereof) and all documents comprising or affecting each Real Property Lease with respect thereto (including all amendments thereto and guarantees thereof). Seller has a valid leasehold interest to the leasehold estate in the Seller Leased Real Property granted to Seller pursuant to each Real Property Lease. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Real Property Lease or any interest in any Seller Leased Real Property.

(b) The Seller Leased Real Property includes all interests in real property necessary, used or useful to conduct the business and operations of Seller (including the Business). No Affiliate of Seller leases, subleases, licenses or occupies any real property used or useful to the conduct of the business and operations of Seller (including the Business). There are no parties other than Seller in possession of any portion of the Seller Leased Real Property, and no Contract grants any Person (other than Seller) the right of use or occupancy of any portion of the Seller Leased Real Property.

(c) The Seller Leased Real Property and all uses and operations of the Seller Leased Real Property have complied in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Seller Leased Real Property. Seller has obtained all Permits (including certificates of use and occupancy, licenses and permits) required in connection with its use, occupation and operation of the Seller Leased Real Property. There are no pending or, to the knowledge of Seller, threatened condemnation, fire, health, safety, building, zoning or other land use or regulatory proceedings, lawsuits or administrative actions relating to any portion of the Seller Leased Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor has Seller received notice of any pending or threatened special assessment proceedings affecting any portion of the Seller Leased Real Property.

(d) There are no outstanding options or rights of first offer or refusal to lease or purchase any portion of the Seller Leased Real Property or any interest therein, except for such rights held or enjoyed by Seller.

2.7 Environmental Matters.

(a) Seller has not engaged in any conduct that could reasonably be expected to result in any Environmental Matter. Seller operations with respect to the Business are (and since December 31, 2012 have been) in compliance in all material respects with all Environmental Laws.

(b) Seller holds all material Permits required pursuant to any Environmental Law (the “Environmental Permits”) necessary for the conduct of any Hazardous Material Activities and the Business. Section 2.7(b) of the Disclosure Schedule sets forth a true, correct and complete listing of each Environmental Permit.

(c) Each Customer Offering does comply (and since December 31, 2012 has complied) in all material respects with all applicable Laws pertaining to: the presence (or absence) of specified substances in electrical or electronic or other products; registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage and payment of fees under an approved scheme for end-of-life, return and recycling of products or of product packaging.

(d) Section 2.7(d) of the Disclosure Schedule sets forth a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations or audits relating to premises owned, operated, occupied or leased by Seller since December 31, 2012 (whether conducted by or on behalf of Seller or a third party, and whether done at the initiative of Seller or directed by a Governmental Authority or other third party) of which Seller has possession. A complete and accurate copy of each such document has been delivered to Buyer.

(e) None of the Seller Parties is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law with respect to the Business.

2.8 Assets.

(a) Seller is the true and lawful owner, and has good and valid title to or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens). Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in Section 1.4(a)(i), Buyer will become the true and lawful owner of, and will receive good and valid title to or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens other that Permitted Liens.

(b) The Acquired Assets are sufficient for the conduct of the Business as presently conducted by the Seller and constitute all assets used or held for use by Seller in the Business. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Each tangible asset that is being transferred to Buyer as part of the Acquired Assets and that Seller has possession of pursuant to a lease agreement or other Contract is in such condition that, upon its return to its lessor or owner under the applicable lease or Contract, the obligations of Seller or Buyer to such lessor or owner will have been discharged in full.

(c) All tangible Acquired Assets (other than Seller Leased Real Property) are located on the Seller Leased Real Property. Section 2.8(c) of the Disclosure Schedule sets forth a true, correct and complete list of all fixed Acquired Assets having a historical cost in excess of $25,000, and indicates which of such Acquired Assets are owned by Seller and which are leased by Seller from another Person.

2.9 Taxes.

(a) All Tax Returns required to be filed by Seller have been timely filed after giving effect to any extensions. All such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by Seller that are due and payable have been timely paid, whether or not shown on any Tax Return. The unpaid Taxes of Seller through the Closing Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Balance Sheet. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Seller has withheld or collected all Taxes required by Law to have been withheld or collected and, to the extent required, paid over such Taxes to the appropriate Governmental Authorities, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(c) There are no Liens for Taxes upon any of the Acquired Assets other than Liens for current Taxes not yet due and payable.

(d) Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments, that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the transactions contemplated by this Agreement.

(e) No examination or audit or other action of or relating to any Tax Return of Seller by any Governmental Authority is currently in progress or, to the knowledge of Seller, threatened or contemplated. No deficiencies for Taxes of Seller have been claimed, proposed or assessed by any Governmental Authority. Seller has not been informed by any jurisdiction in which Seller does not file a Tax Return that the jurisdiction believes that Seller was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return, or the period for assessment or collection of any Taxes, of Seller.

(f) Neither Seller nor any Affiliate of Seller has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) Seller has delivered or made available to Buyer true, complete and correct copies of (i) all material Tax Returns of Seller for all taxable periods for which the statute of limitations has not yet expired; (ii) complete and correct copies of all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of Seller relating to Taxes for all taxable periods for which the statute of limitations has not yet expired; and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of Seller.

(h) Seller (i) has not been a member of a group filing consolidated, combined, unitary or similar Tax Returns (except for the group of which EHC is the common parent), (ii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) (other than another Seller Party), as a transferee or successor, by contract or otherwise, and (iii) is not a party to or bound by, and does not have any continuing obligation under, any Tax sharing, Tax indemnity, Tax allocation or any other agreement of a similar nature.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Disclosure Schedule contains a true, correct and complete list of all Seller Benefit Plans and Seller Benefit Arrangements.

(b) The only Qualified Plan currently in operation is Seller’s 401(k) Plan. All Qualified Plans have received determination (or opinion) letters from the Internal Revenue Service (the “IRS”) to the effect that such plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and revocation has not been threatened, no such plan has been amended since the date of its most recent determination or opinion letter or application therefor in any respect, and no act or omission in the operation of such plan has occurred since such date that would adversely affect its qualification or materially increase its cost. Each Seller Benefit Plan and each Seller Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; with respect to each Seller Benefit Plan, to the knowledge of Seller, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred; and no act or omission has occurred and no condition exists with respect to any Benefit Plan or Benefit Arrangement that could reasonably be expected to subject Seller or Buyer to (i) any material fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan or Benefit Arrangement.

(c) Neither Seller nor any ERISA Affiliate of Seller has ever maintained, sponsored or been required to contribute or had any Liability with respect to any plan subject to Title IV of ERISA or other Pension Plan.

(d) There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Seller Benefit Plans or Seller Benefit Arrangements (including any such claim or lawsuit against any fiduciary of any such Seller Benefit Plan or Seller Benefit Arrangement), nor is there any basis for any such claim or lawsuit. No Seller Benefit Plans or Seller Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority (including the IRS and the Department of Labor). No voluntary or required corrections procedures are in progress, under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Authority.

(e) No Seller Benefit Plan or Seller Benefit Arrangement or other Contract covering any one or more individuals contains any provision or is subject to any Law that, as a result of the transactions contemplated hereby or upon related, concurrent, or subsequent employment termination, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any Liabilities, (v) forgive any indebtedness, (vi) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vii) promise or provide any tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, equity owner, employee, officer, manager or director of Seller has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(f) Seller has paid all amounts it is required to pay as contributions to the Seller Benefit Plans and Seller Benefit Arrangements.

(g) All group health plans of Seller and its ERISA Affiliates comply in all material respects with the requirements of COBRA; Seller does not have any Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor other than to provide health care continuation coverage to qualified beneficiaries; and no employee, director or manager, or former employee, director or manager (or beneficiary of any of the foregoing) of Seller is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law or the terms of the Qualified Plan requires.

(h) Seller does not maintain any Benefit Plan or Benefit Arrangement covering any Seller employee that is subject to the Laws of any jurisdiction outside of the United States beyond the minimum statutory requirements and has no unpaid Liability with respect to any prior Benefit Plan or Benefit Arrangement outside the United States.

2.11 Labor Matters.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all employees of Seller; (ii) all employment agreements to which Seller is bound; and (iii) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each such employee. Any accruals for incentive bonuses to employees of Seller for the current or prior fiscal year are accurately reflected on the Financial Statements. Section 2.11(a) of the Disclosure Schedule also shows totals, as of August 31, 2014, for each employee of Seller for (A) accrued but unused vacation and sick leave or paid time off and (B) accrued but unpaid bonuses or commissions. No current or former employee of either Holding Company is or has been engaged in the Business.

(b) Since December 31, 2012, Seller has not breached or violated in any material respect any (i) Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement; and no claims, controversies, investigations, audits or suits are pending or, to the knowledge of Seller, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Authorities. All employees of Seller who are employed in the United States are employed on an at-will basis.

(c) Seller is not a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement; Seller has complied in all material respects with its respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated hereby. There have been no labor unions or other organizations representing or, to the knowledge of Seller, purporting or attempting to represent any employee of Seller. To the knowledge of Seller, since December 31, 2011, no employee of Seller has attempted to organize a labor union or other organization to represent any employee of Seller. Since December 31, 2011, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of Seller has occurred or, to the knowledge of Seller, been threatened.

(d) All persons who have performed services for Seller while classified as independent contractors have satisfied the requirements of Law to be so classified, and Seller has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(e) All current and former employees of Seller have entered into confidentiality in favor of Seller that remain in effect and that are freely assignable by Seller to Buyer. No employee of Seller (i) to the knowledge of Seller, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted or presently proposed to be conducted by Seller or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice to Seller that such employee or any employee in a group of key employees intends to terminate his or her employment with Seller.

(f) Section 2.11(f) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of Seller who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by Seller in the United States are citizens or permanent residents. Section 2.11(f) of the Disclosure Schedule sets forth a true, correct and complete list and description of all expatriate Contracts that Seller has in effect with any employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each employee of Seller working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

(g) Section 2.11(g) of the Disclosure Schedule sets forth a true, correct and complete list (by fiscal quarter) of workers’ compensation claims over $10,000 of Seller since December 31, 2012.

2.12 Compliance with Law; Permits.

(a) Seller has conducted since December 31, 2012, and is conducting, the Business in compliance in all material respects with all applicable Laws. Since December 31, 2012, Seller has not received any written communication (or, to Seller’s knowledge, any other communication) from any Governmental Authority or private party alleging noncompliance with any applicable Law. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending or, to the knowledge of Seller, threatened against Seller. Seller does not have any Liability for failure to comply with any Law and, to the knowledge of Seller, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information or any such Liability. Seller has not conducted any internal investigation with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other equity holder, officer or employee or concerning actual or alleged fraud, whether or not material.

(b) Seller owns or holds all Permits the absence or loss of any of which, individually or in the aggregate, would reasonably be expected to be material to the Business (collectively, with the Environmental Permits and the FDA Permits, the “Material Permits”). Section 2.12(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Material Permit (other than Environmental Permits listed in Section 2.7(b) of the Disclosure Schedule). All fees required to have been paid in connection with the Material Permits have been paid. The Material Permits are valid and subsisting, and, to the knowledge of Seller, no Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. No Person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Permits. Seller is conducting and since December 31, 2012 has conducted the Business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Material Permits. The transactions contemplated hereby will not (with or without notice, lapse of time or both) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by, any Material Permit. All Material Permits are freely transferable to Buyer at the Closing, will be transferred to Buyer at the Closing and will continue in full force and effect immediately following the Closing on the same terms as were in effect as of immediately prior to the Closing. Seller has made available to Buyer true, complete and correct copies of all Material Permits.

2.13 Unlawful Payments. Seller is (and since December 31, 2012 has been) in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (the “Foreign Corrupt Practices Act”), the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which Seller conducts (or since December 31, 2012 has conducted) its business (including the Business) (collectively, “Anti-Bribery Laws”). Since December 31, 2012, Seller has not received any written communication from any Governmental Authority that alleges that Seller, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Seller since December 31, 2012. Seller has not made nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. None of Seller’s current or former Representatives is currently an officer, agent or employee of a Governmental Authority or a foreign official (as defined in the Foreign Corrupt Practices Act). Neither Seller nor, to Seller’s knowledge, any of its current or former Representatives has directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority) or any other foreign official (as defined in the Foreign Corrupt Practices Act), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws.

2.14 FDA Matters.

(a) Except as set forth on Section 2.14(a) of the Disclosure Schedule, the Business is being conducted in compliance in all material respects with (a) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq. (the “FDCA”) and applicable implementing regulations and guidance issued by the United States Food and Drug Administration (the

“FDA”), including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices and investigational use, (b) the medicinal products and medical device Laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Authorities in the European Union, including the European Medicines Agency, and (c) any other applicable Governmental Authorities in any other country where Seller has developed, tested, labeled, packaged, manufactured, distributed or stored the Customer Offerings.

(b) Seller has not received any written notice questioning the good standing with the FDA or any other Governmental Authority of any of the documents filed by Seller with the FDA or any other Governmental Authority with respect to any Customer Offering or the manufacturing, handling, storage or shipment of any Customer Offering. Seller has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Authority alleging that any operation or activity of Seller is in violation in any material respect of the FDCA or the respective counterparts thereof promulgated by applicable state Governmental Authorities or Governmental Authorities outside the United States, including, as applicable, the medicinal products and medical device Laws of the European Union. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, inquiry, proceeding or request for information is pending or, to Seller’s knowledge, threatened against Seller.

(c) Seller has not received any notice that the FDA or any other Governmental Authority has commenced, or, to Seller’s knowledge, threatened to initiate, any action to withdraw or suspend an Investigational Device Exemptions (“IDEs”), or commenced or, to Seller’s knowledge threatened to initiate, any action to enjoin production of any Customer Offering at any of its or its suppliers’ facilities. Neither Seller nor its suppliers or contract manufacturers has received an FDA Form 483 or any other Governmental Authority notice of inspectional observations related to or affecting any Customer Offering, which has not been closed out by the FDA or relevant Governmental Authority.

(d) Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. None of Seller or, to Seller’s knowledge, any of its officers, key employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion of Seller are pending or, to Seller’s knowledge, threatened against Seller or any of its officers, employees or agents.

(e) Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority. Seller is not subject to any investigation that is pending or, to Seller’s knowledge, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or (iii) the Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) or the Federal False Claims Act (31 U.S.C. § 3729).

(f) All documents filed by Seller with the FDA or any other Governmental Authority with respect to the Customer Offerings, or the manufacturing, handling, storage or shipment of the Customer Offering were, at the time of filing, true, complete and accurate in all material respects. Seller has delivered to Buyer complete and accurate copies of all documents filed by Seller with the FDA or any other Governmental Authority with respect to the Customer Offerings. Seller has disclosed to Buyer all material information known by Seller with respect to the safety and efficacy of the Customer Offerings that could reasonably be expected to be material to the Business.

2.15 Legal Proceedings. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information pending or, to the knowledge of Seller, threatened with respect to, against or affecting Seller, the Business, or any Acquired Assets, or any current or former officer, director, employee, consultant, agent or stockholder of Seller in its, his or her capacity as such or with respect to Seller, the Business or any Acquired Asset, or seeking to prevent or delay the transactions contemplated hereby, and no notice of any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information involving or relating to Seller, the Business or any Acquired Asset, whether pending or threatened, has been received by Seller. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving Seller, the Business or any Acquired Asset. There is no action, suit or proceeding by Seller pending, or which Seller has commenced preparations to initiate, against any other Person.

2.16 Contracts and Commitments.

(a) Section 2.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Contract under which the Seller has any remaining right or obligation under such Contract:

(i) each Contract or group of related Contracts to which Seller is a party or by which the Business, Seller or any of the Acquired Assets are bound that would reasonably be expected to give rise to obligations, Liabilities, revenues or benefits exceeding $50,000 per annum (or the equivalent value in the applicable currency);

(ii) each Contract between, on the one hand, Seller, and on the other hand, any Affiliate of Seller or any current or former officer, director, stockholder or employee of Seller or an Affiliate of such a Person (other than (A) offer letters for employment on an at-will basis, (B) customary consulting, confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) employee benefits generally made available to employees of Seller);

(iii) each Contract evidencing Seller Indebtedness;

(iv) each Contract for the disposition of any significant portion of the assets or business of Seller (other than sales of products in the ordinary course of business consistent with past practice) or for the acquisition by Seller of the assets or business of any other Person (other than purchases of inventory or components in the ordinary course of business consistent with past practice);

(v) each Contract to which Seller is a party or by which the Business or any of the Acquired Assets are bound that contains any non-solicitation, non-competition, confidentiality or similar obligations binding Seller or the Business or that otherwise prohibits Seller from entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world (other than any Contract with a customer or supplier entered into in the ordinary course of business consistent with past practice otherwise described by this clause (v) solely because it contains customary confidentiality restrictions);

(vi) each Contract in which Seller has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services in excess of $50,000 per annum or has agreed to purchase goods or services exclusively from a specified Person (or group of Persons);

(vii) each Contract to which Seller is a party or by which the Business, Seller or any of the Acquired Assets are bound for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;

(viii) each Contract to which Seller is a party or by which the Business, Seller or any of the Acquired Assets are bound concerning the establishment or operation of a partnership, joint venture, strategic investment, equity investment or distribution or strategic alliance or comparable agreement or similar enterprise;

(ix) each Contract for which the consequences of a default or termination would constitute a Material Adverse Change;

(x) each Contract to which Seller is a party or by which the Business, Seller or any of the Acquired Assets are bound with any Governmental Authority or any higher-tier contractor to any Governmental Authority for the provision of goods or services to any Governmental Authority;

(xi) each collective bargaining or union Contract relating to Seller, or to which Seller is a party or by which the Business or any of the Acquired Assets are bound;

(xii) each Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Buyer or any of Buyer’s Affiliates (excluding licenses to Intellectual Property included in the Acquired Assets pursuant to Outbound IP Licenses disclosed in Section 2.17(g) of the Disclosure Schedule) following the Closing; and

(xiii) each Contract to which Seller is a party or by which the Business or any of the Acquired Assets are bound that, following the Closing, would bind or purport to bind any of Buyer’s Affiliates (other than per diem and speaker/referral type Contracts).

(b) Each Material Contract (i) is in full force and effect and is a legal, valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, each of the other parties thereto and (ii) is assignable by Seller to Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Except for violations, breaches or defaults which have been cured and for which Seller has no Liability, neither Seller nor, to the knowledge of Seller, any other party to any Material Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract, and there exists no condition or event which, after notice, lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration. Seller has not received notice of default under any Material Contract.

2.17 Intellectual Property.

(a) Seller Registrations. Section 2.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property Registrations that are registered or filed in the name of Seller, alone or jointly with others, or that are exclusively licensed to Seller in whole or in part and which Seller has the right, alone or jointly with others, to prosecute or maintain (the “Seller Registrations”) in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments of Intellectual Property Registrations to Seller have been properly executed and recorded. To the knowledge of Seller, all Seller Registrations are valid and enforceable. All issuance, renewal, maintenance and other payments that are or will become due with respect to the Seller Registrations on or before the Closing Date, or within ninety (90) days after the Closing Date, have been paid by or on behalf of Seller.

(b) Prosecution Matters. There are no inventorship challenges, or opposition, reissue, reexamination, nullity, post-grant review or interference proceedings declared, commenced or provoked or, to the knowledge of Seller, threatened, with respect to any Patent Rights included in the Seller Registrations. Seller and each of its Representatives has complied with all of its obligations and duties to the respective patent or trademark offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent and trademark applications filed by or on behalf of Seller.

(c) Ownership and Sufficiency. Each item of Seller Licensed Intellectual Property will be available for use (under an Inbound IP License), by Buyer immediately following the Closing on substantially identical terms and conditions as it was to Seller immediately prior to the Closing. Each item of Seller Owned Intellectual Property will be owned by Buyer immediately following the Closing on substantially identical terms and conditions as it was owned by Seller immediately prior to the Closing. Seller is the owner of all right, title and interest in, to and under the Seller Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently, (ii) to Exploit the Internal Systems as they are currently used, and (iii) otherwise to conduct the Business in all material respects in the manner currently conducted.

(d) Protection Measures. Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence the Seller Source Code and all trade secrets and confidential information comprising a part thereof. Seller has complied in all material respects with all contractual and legal requirements pertaining to information privacy and security, including its Privacy Policies. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of Seller, threatened against Seller. To the knowledge of Seller, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of Seller, or (ii) material breach of Seller’s security procedures or Privacy Policies wherein confidential information or personally identifiable information has been disclosed to a third party. Seller has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) Infringement by Seller. None of the Customer Offerings, or the past, current or currently contemplated Exploitation thereof by Seller, or by any reseller, distributor, customer or user thereof, or any other activity of Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property right of any third party. None of the Internal Systems, or Seller’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by Seller infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.17(e) of the Disclosure Schedule sets forth a true, correct and complete list of any complaint, claim or notice alleging any such infringement, violation or misappropriation, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by Seller and any request or demand for indemnification or defense received by Seller from any reseller, distributor, customer, user or any other third party; and Seller has provided to Buyer copies of all such complaints, claims, notices, requests, demands or threats.

(f) Infringement of Seller Rights. To the knowledge of Seller, no Person (including any current or former employee or consultant of Seller) is infringing, violating or misappropriating (i) any of the Seller Owned Intellectual Property or (ii) any Seller Licensed Intellectual Property which is exclusively licensed to Seller in whole or in part. Section 2.17(f) of the Disclosure Schedule sets forth a true, correct and complete list of any complaint, claim or notice alleging any such infringement, violation or misappropriation, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), asserted by Seller.

(g) Outbound IP Licenses. Section 2.17(g) of the Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses. Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Inbound IP Licenses. Section 2.17(h) of the Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses. Except as specifically set forth in Section 2.17(h) of the Disclosure Schedule, no third party inventions, methods, services, materials, processes, Software or Documentation are included in or required to Exploit the Customer Offerings or Internal Systems.

(i) Invention Assignments and Authorship. Each employee of Seller and each independent contractor of Seller has executed a valid and binding written agreement expressly assigning to Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s work for Seller, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(j) Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by Seller or any escrow agent(s) or any other Person to any third party.

(k) Open Source Materials. Section 2.17(k) of the Disclosure Schedule sets forth a true, correct and complete list of all Open Source Materials that Seller utilizes in any way in the Exploitation of Customer Offerings or Internal Systems and describes the manner in which such Open Source Materials are utilized, including whether and how the Open Source Materials have been modified and/or distributed by Seller. Seller has not used Open Source Materials in a manner that would create, or purport to create, an obligation of Seller with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that any Software that incorporates, is incorporated into, is derived from or is distributed along with such Open Source Materials be (i) made available, disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or minimal charge), or (iv) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind.

(l) Quality. The Customer Offerings, the Internal Systems developed or maintained by Seller and, to Seller’s knowledge, the other Internal Systems, are free from material defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor.

(m) Support and Funding. Seller has not sought, applied for or received any support, funding, resources or assistance from any Governmental Authority or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith. No Governmental Authority has any claim of right to or ownership of or other Lien on any Seller Owned Intellectual Property or, to Seller’s knowledge, on any Seller Licensed Intellectual Property that is exclusively licensed to Seller in whole or in part.

2.18 Insurance. Section 2.18 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by Seller or for the benefit of Seller or the Business (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. Seller has delivered to Buyer true, complete and correct copies of all such insurance policies. With respect to each such Insurance Policy: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect, (ii) Seller is not in breach or default (including any breach or default with respect to the giving of notice), and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification under such policy and (iii) such policy is occurrence based. All premiums payable under all such policies have been paid, and Seller is in compliance with the terms of such policies.

2.19 Warranties; Products. No Customer Offering is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale, license or lease of Seller, which are set forth in Section 2.19 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which Seller has no Liability. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim periods covered by the Financial Statements; and, to the Seller’s knowledge, there exists no fact, circumstance or condition that would reasonably be expected to result in such expenses significantly increasing as a percentage of sales in the future. Each Customer Offering meets, and since December 31, 2012 has met, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards (including UL, CE, RoHS or comparable standards), contractual agreements and the product literature provided by Seller. Except as set forth in Section 2.19 of the Disclosure Schedule, no product liability claims relating to the Business involving amounts in excess of $5,000 have occurred since December 31, 2012.

2.20 Significant Customers, Distributors and Suppliers.

(a) Section 2.20(a) of the Disclosure Schedule sets forth a list of (a) each customer or distributor that accounted for more than $500,000 of the revenues of Seller during the last full fiscal year or the interim period through the Closing Date and the amount of revenues accounted for by such customer or distributor during each such period and (b) each supplier that is the sole supplier of any significant product or service to Seller that accounted for more than $25,000 of the expenses of Seller during the last full fiscal year. No such customer, distributor or supplier has given written notice within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to Seller.

(b) Section 2.20(b) of the Disclosure Schedule sets forth a true, correct and complete list, as of August 31, 2014, of all pending customer orders, by customer. All customer orders of Seller were entered into in the ordinary course of business, consistent with past practice.

2.21 Absence of Claims; Business Relationships With Affiliates. Neither any Related Party nor any Affiliate thereof owns any asset, property or right, tangible or intangible, used or useful in the Business, has any claim or cause of action against the Business, or is owed any payment or other obligation by the Business. Seller is not a party to any Contract, transaction, arrangement or course of dealing with any Related Party or Affiliate thereof (other than (A) offer letters for employment on an at-will basis, (B) customary consulting, confidentiality, assignment of inventions and/or noncompetition or other similar arrangements, (C) Contracts with EHC in such Person’s capacity as an optionholder or stockholder and (D) employee benefits generally made available to employees of Seller).

2.22 Certain Matters Relating to the Holding Companies.

(a) (i) Each Holding Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) neither Holding Company is in violation of, in conflict with, or in default under, its Charter Documents, and (iii) there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

(b) Each Holding Company has full legal right and all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery by each Holding Company of each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby and the performance of its obligations thereunder have been duly and validly authorized by all necessary action on the part of such Holding Company. Each of the Transaction Documents to which either Holding Company is a party has been duly and validly executed and delivered by such Holding Company and constitutes a valid and binding obligation of such Holding Company, enforceable against it in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(c) The execution, delivery and performance by each Holding Company of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of either Holding Company; (ii) result in the creation or imposition of any Lien on, the Business or on any Acquired Asset; (iii) violate any Law to which either Holding Company is subject or bound or applicable to either Holding Company, except for any violation that would not adversely affect in any material respect such Holding Company’s ability to perform its obligations under this Agreement or any Transaction Document; or (iv) violate or constitute a breach of or default under any agreement to which either Holding Company is a party or by which it is bound, except for any violation, breach or default that would not adversely affect in any material respect either Holding Company’s ability to perform such Holding Company’s obligations under this Agreement or any Transaction Document.

(d) Neither Holding Company has engaged in any business, operations or other activities since its inception, other than owning capital stock of its wholly owned Subsidiaries.

2.23 Disclosure. To Seller’s knowledge, no representation or warranty by any Seller Party contained in this Agreement, and no statement contained in the Disclosure Schedule or any other Transaction Document delivered or to be delivered by or on behalf of any Seller Party pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Seller has made available to Buyer true, complete and correct copies of each Contract and other document referred to in the Disclosure Schedule.

2.24 Brokers and Agents. Except for Leerink Partners, China eCapital Corporation and Canaccord Genuity, Inc., no broker or finder has acted for any Seller Party in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of any Seller Party.

2.25 Solvency; Seller Indebtedness; No Undisclosed Liabilities.

(a) No Seller Party has entered into any Transaction Document or made any transfer or incurred any Liabilities thereunder or in connection therewith, with the intent to disturb, hinder, delay or defraud either present or future creditors or other Persons. This Agreement was entered into by each Seller Party in good faith and all Liabilities incurred in connection herewith were or will be incurred and granted in exchange for fair equivalent value.

(b) Section 2.25(b) of the Disclosure Schedule contains a true, correct and complete list of all Seller Indebtedness and identifies for each item of Seller Indebtedness the outstanding principal, the accrued but unpaid interest and any applicable prepayment or call penalty or premium.

(c) To the knowledge of Seller, Seller is not liable for or subject to any Liability except for (i) Liabilities reflected on the Closing Statement and (ii) Liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP.

2.26 No Other Representations. Except for the representations and warranties set forth in this Article II, neither the Seller Parties nor any other Person makes any other representations or warranties, written or oral, statutory, express or implied, with respect to Seller, its business, operations, assets, liabilities, condition (financial or otherwise) or prospects of Seller or the Business (including any estimates, projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results or prospects of Seller or the Business).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce the Seller Parties to enter into the Transactions Documents and consummate the transactions contemplated thereby, Buyer represents and warrants to the Seller Parties that the following representations and warranties are true and correct:

3.1 Due Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of the State of Delaware. Buyer has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization; No Conflict.

(a) Buyer has full legal right and all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party, to consummate the transaction contemplated thereby and to perform its obligations thereunder. The execution and delivery by Buyer of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby and the performance of its obligations thereunder have been duly and validly authorized by all necessary action on the part of Buyer. Each Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

(b) The execution, delivery and performance of the Transaction Documents by Buyer, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of any Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of Buyer; (ii) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (iii) violate any Law to which Buyer or its properties, rights or assets are subject or bound.

3.3 Brokers and Agents. Buyer has not employed any broker, finder or agent in connection with the transactions contemplated hereby.

3.4 Sufficient Funds. Buyer has sufficient funds available as and when needed to consummate the transactions contemplated hereby and to perform its obligations hereunder.

3.5 No Other Representations. Except for the representations and warranties set forth in Article II, Buyer expressly acknowledges that neither the Seller Parties nor any other Person makes any other representations or warranties, written or oral, statutory, express or implied, with respect to Seller, its business, operations, assets, liabilities, condition (financial or otherwise) or prospects of Seller or the Business (including any estimates, projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results or prospects of Seller or the Business), it being understood that this Section 3.5 shall not be construed as a waiver of (or an admission of non-reliance with respect to) any claims based on fraud. With respect to any such estimates, projections, budgets, forecasts or other forward-looking financial information, Buyer acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ from any such projections, budgets, forecasts or other forward-looking financial information.

ARTICLE IV

CERTAIN COVENANTS

4.1 Cooperation. From and after the Closing, Buyer shall allow and permit any Hired Employee to assist Seller, during normal business hours and upon reasonable prior notice, with tasks that are relevant to (i) the preparation of any pre-Closing Tax Returns, (ii) any Governmental Authority audits in connection therewith for which Seller may be liable and/or (iii) wind down the operations of a Seller Party.

4.2 Tax Matters.

(a) Seller shall be responsible for and shall pay all Taxes that are Retained Liabilities. Seller covenants to Buyer that within five (5) Business Days following the Closing Seller will satisfy all obligations of Seller to any Governmental Authority for sales and use Taxes, plus all penalties and interest, that were due and payable as of the Closing Date. Following the Closing, Seller covenants to Buyer that Seller will satisfy all other obligations of Seller to any Governmental Authority for sales and use Taxes, plus all penalties and interest, by the later of the date specified in the voluntary disclosure agreement with such Governmental Authority and the date of determination by such Governmental Authority of such sales and use Taxes.

(b) All levies, assessments, personal property Taxes and similar ad valorem Taxes imposed on a periodic basis on or with respect to the Acquired Assets for a taxable period that begins on or before the Closing Date and ends after the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of calendar days of such taxable period included in the period ending on (and including) the Closing Date (the “Seller Obligation Period”), and the number of days of such taxable period after (and excluding) the Closing Date (the “Buyer Obligation Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Seller Obligation Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Buyer Obligation Period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Seller Obligation Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are attributable to the Buyer Obligation Period. Such payments shall be made on or prior to the date such Taxes are due.

(c) Notwithstanding any other provision in the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) (collectively, “Transfer Taxes”) shall be borne by Buyer. Buyer shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required, by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation. Buyer and Seller will cooperate in providing certificates or forms, and timely executing any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d) The Seller, at its sole cost and expense, shall control the conduct of any audit or other legal proceeding relating to Taxes that are Retained Liabilities.

(e) Notwithstanding any other provision in the Transaction Documents, Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any Seller Party and any other recipient of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Transaction Documents as having been delivered and paid to Seller or any such other recipient of payments in respect of which such deduction and withholding was made.

4.3 Non-Competition, Non-Solicitation and Confidentiality.

(a) For a period of two (2) years after the Closing Date, no Seller Party shall (and each shall cause its controlled Affiliates not to), either directly or indirectly, engage anywhere in the world in any business that competes with the Business. Seller shall, at Buyer’s expense, take all administrative actions reasonably requested by Buyer in order for Buyer to enforce (on behalf of Seller and for the benefit of Buyer and its Affiliates) all non-competition or similar agreements between Seller and any other Person which are not Assigned Contracts. Each Seller Party acknowledges and agrees that the restrictions contained in this Section 4.3(a) are necessary for the protection of the Business and goodwill acquired by Buyer hereunder and further acknowledges and agrees that the duration and geographic scope of the non-competition provision set forth in this Section 4.3(a) are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Each Seller Party agrees that if such Person violates the provisions of this Section 4.3(a), such Person will continue to be held by the restrictions set forth in this Section 4.3(a) until an aggregate period equal to the period of restriction has expired without any violation.

(b) For a period of three (3) years after the Closing Date, no Seller Party shall (and each shall cause its controlled Affiliates not to), either directly or indirectly, (i) solicit for employment or hire any employees or independent contractors of Buyer or any of its Affiliates engaged in the Business (or any such Person who, at any specified time, was an employee or independent contractor of the Buyer or any of its Affiliates within the twelve month period preceding such specified time) or attempt to induce any such Person to terminate his or her employment or other service providing relationship with the Buyer or any such Affiliate or (ii)

solicit any customers or suppliers of Buyer or any of its Affiliates in any manner that is competitive with the Business or attempt to induce any such customer or supplier to terminate its relationship with the Business. Seller shall, at Buyer’s expense, take all administrative actions reasonably requested by Buyer in order for Buyer to enforce (on behalf of Seller and for the benefit of Buyer and its Affiliates) all non-solicitation, no-hire or similar agreements between Seller and any other Person which are not Assigned Contracts. Each Seller Party agrees that if such Person violates the provisions of this Section 4.3(b), such Person will continue to be held by the restrictions set forth in this Section 4.3(b) until an aggregate period equal to the period of restriction has expired without any violation.

(c) From and after the Closing, no Seller Party shall (and each shall cause its controlled Affiliates not to), either directly or indirectly, disclose or make use of any knowledge, information or documents concerning the Acquired Assets or the Business (including the financial information, technical information or data relating to Seller’s products or services and names of customers of Seller and the existence or terms of this Agreement or any other Transaction Document or any information regarding the negotiation hereof or thereof), except to the extent that such knowledge, information or documents (i) shall have become generally known to the public other than through disclosure by Seller or an Affiliate thereof or (ii) is required to be disclosed by Law or any Governmental Authority; provided that, to the extent reasonably practicable, the Seller Party shall consult in advance with (and take into account the reasonable requests of) Buyer on the proposed form, timing, content and purpose of the disclosure; provided that nothing shall prohibit or otherwise limit any stockholder of EHC or any of its affiliated investment funds, management companies or general partners or any of their respective Representatives from disclosing any confidential or nonpublic information related to the investment in Seller by such stockholder or any of its affiliated investment funds, management companies or general partners or any of their respective Representatives, Seller’s pre-Closing summary financial performance, the return on investment realized by such stockholder or any of its affiliated investment funds, management companies or general partners with respect to the transactions contemplated by this Agreement, or the enterprise or equity value of Seller implied by the transactions contemplated by this Agreement to any Affiliates, direct or indirect equityholders, partners, directors, officers and/or Representatives of such stockholder or any of its affiliated investment funds, management companies or general partners, including in connection with any reporting obligations to any direct or indirect equityholders or partners of a stockholder of EHC or any of its affiliated investment funds, management companies or general partners. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to permit any stockholder or EHC or any of its affiliated investment funds, management companies or general partners or any of their respective Representatives to disclose the Financial Statements in their entirety or confidential or proprietary information concerning the customers, suppliers, products, services, billing information, Material Contracts, Real Property Leases or Intellectual Property of Seller. Seller shall, at Buyer’s expense, take all administrative actions reasonably requested by Buyer in order for Buyer to enforce (on behalf of Seller and for the benefit of Buyer and its Affiliates) all confidentiality, invention assignment or similar agreements between Seller and any other Person which are not Assigned Contracts.

4.4 Transaction Confidentiality Agreements. Effective as of the Closing, (a) to the extent any right or interest of any Seller Party under any Transaction Confidentiality Agreement is assignable without the consent of a third party, each Seller Party hereby assigns to Buyer all rights and interests of such Person under any Transaction Confidentiality Agreement to which such Person is a party, and (b) to the extent any right or interest of any Seller Party under a Transaction Confidentiality Agreement is not assignable without the consent of a third party, such Person agrees to enforce its rights under any such Transaction Confidentiality Agreement for the benefit and at the expense of Buyer and its Affiliates as Buyer directs.

4.5 Further Assurances. From time to time after the Closing Date, upon request and at the expense of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents and to put Buyer in possession and control of all of the Acquired Assets of a tangible nature; provided that Buyer shall not be required to pay any further consideration or amounts therefor. In the event that Seller determines after the Closing that assets constituting Acquired Assets were not transferred to Buyer at the Closing as required hereunder, it shall notify Buyer and, at Buyer’s request, cause such Acquired Assets to be conveyed, assigned or transferred to Buyer at no additional cost to Buyer. Each Seller Party agrees to reasonably cooperate with Buyer to (a) refer all telephone or other inquiries from customers, suppliers, vendors, resellers, business partners and other Persons regarding, relating to or in connection with the Business to Buyer promptly, (b) forward all mail regarding, relating to or in connection with the Business to Buyer promptly, and (c) process, in accordance with Seller’s ordinary payroll practices, payroll for Hired Employees with respect to accrued payroll obligations included in the Assumed Liabilities, provided that Buyer shall have delivered necessary funds to Seller prior to such payroll run in accordance with wire transfer instructions provided to Buyer by Seller. Buyer covenants to deliver the necessary funds to Seller so that Seller may process payroll for Hired Employees with respect to accrued payroll obligations included in the Assumed Liabilities.

4.6 Sharing of Data. Seller shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Buyer’s independent accountants), tax records, correspondence, production records and other records that are transferred to Buyer pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Seller after the Closing. Buyer shall not destroy any such books, records or accounts retained by it without first providing Seller with the opportunity to obtain or copy such books, records, or accounts at Seller’s expense.

4.7 Use of Business Names. No Seller Party shall use or permit any Affiliate to use any Business Name or any name reasonably similar thereto after the Closing Date. “Business Names” means all Trademarks related to or used in connection with the Business, including those set forth on Schedule 4.7 and any and all other derivatives thereof, including any registrations and/or applications for registration of the foregoing. Each Seller Party shall within ten (10) Business Days following the Closing change its corporate or company name to a name that does not include any Business Name or any name confusingly similar thereto.

4.8 Collection of Accounts Receivable. Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments received by Seller after the Closing Date with respect to the Accounts Receivable purchased by Buyer from Seller pursuant to this Agreement. Seller shall provide to Buyer such reasonable assistance as Buyer may request with respect to the collection of any such Accounts Receivable, provided Buyer pays the reasonable out-of-pocket expenses of Seller and its officers, directors and employees incurred in providing such assistance. Seller hereby grants to Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Buyer and which relate to Accounts Receivable purchased by Buyer from Seller.

4.9 Employees.

(a) Buyer shall offer employment, effective as of the Closing, to all of the Seller’s employees (other than Excluded Employees) (“Business Employees”). Each Business Employee will resign as an employee of Seller prior to becoming a Hired Employee. Such offers shall be at a salary that is no less than the salary (which shall include base salary and commissions) each such Business Employee has with Seller prior to the Closing Date and shall include bonus opportunity and fringe benefits and shall otherwise be on substantially similar terms and conditions offered to similarly situated employees of the Buyer. Each such offer shall include an acknowledgement by the Business Employee that he or she has resigned employment with Seller effective upon becoming an employee of Buyer. All individuals who accept employment with the Buyer will become employees of the Buyer effective as of the Closing Date (each a “Hired Employee”), other than any employees who cannot be hired as of the Closing Date pending transfer of authority to hire under the immigration Laws.

(b) Seller hereby consents to the hiring of each Hired Employee by Buyer and waives, with respect to the employment by Buyer of such employees, any claims or rights Seller may have against Buyer or any such employee under any non-competition, confidentiality or employment agreement. Without limiting the foregoing, any Seller Employee Indebtedness (including any severance and other payments and obligations on employment termination with respect to Business Employees (as they leave Seller’s employ or if they decline employment with Buyer) will be the sole responsibility of Seller.

(c) Buyer will give each Hired Employee full credit for (i) past service with the Seller for the purpose of eligibility and vesting (and, solely for purposes of vacation benefits, benefit accrual rates) in Buyer’s Employee Benefit Plans and (ii) any accrued and unused vacation time to which each Hired Employee was entitled under the Seller’s Employee Benefits Plans as of the Closing Date. To the extent permitted under the terms of Buyer’s employee benefits plans, Buyer will use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with Seller) under any group health, dental, or vision plans of Buyer to be waived with respect to Hired Employees and their eligible dependents.

(d) This Section 4.9 is included for the sole benefit of the Parties and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any employee of Seller or any Hired Employee, who is not a Party to this Agreement. Nothing contained in this Agreement (express or implied) (i) is intended to create or amend, or to require Buyer to establish or maintain, any employee benefit plan or arrangement or (ii) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of

Seller or any Hired Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Buyer or any of its Affiliates under this Section 4.9.

(e) With respect to employment Tax matters (i) Buyer shall assume Seller’s entire obligation to prepare, file, and furnish IRS Form W-2s with respect to the Hired Employees for the year including the Closing Date, provided that Seller shall have timely provided such information as may be necessary or that Buyer may otherwise reasonably request in order for Buyer to discharge such obligation; (ii) Seller and Buyer shall agree to elect the “predecessor-successor” basis for filing IRS Form W-2s with respect to each Hired Employee pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 34 I.R.B 320; and (iii) Seller and Buyer shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all the Hired Employees in all appropriate jurisdictions.

4.10 Maintenance of Corporate Existence; Restriction on Dividends and Distributions. Each Seller Party (a) shall maintain its corporate existence and (b) shall not (i) disclose, set aside or pay any dividend or other distribution in cash or other property (other than capital stock of such Seller Party) in respect of its stock or (ii) set aside or pay any amount in cash or other property in respect of its Subordinated Indebtedness, in each case, for a period of 18 months following the Closing Date; provided, however, that any Seller Party shall be permitted to convert from a corporation into a limited liability company.

4.11 Enforcement of Insurance Claims. Each Seller Party agrees to use its commercially reasonable efforts to pursue any claims and/or recoveries under any insurance policy with respect to any events, occurrences, matters or losses that occurred at or prior to the Closing that remain insured losses under any insurance policy. Each Seller Party agrees not to voluntarily relinquish, terminate, buy-out or reduce the benefits of any insurance policy, in each case only with respect to benefits covering events, occurrences, matters or losses that occurred at or prior to the Closing and that remain insured losses under such insurance policy, and to which Buyer or the Buyer Indemnified Parties would be entitled as an additional named insured party or to which Buyer or the Buyer Indemnified Parties, or any Seller Party, remains entitled after the Closing Date pursuant to the terms of the applicable insurance policy.

4.12 Bulk Transfers Law. Each Party hereby waives compliance with the provisions of any applicable bulk transfers statute (subject to the indemnity provided for in Article V).

ARTICLE V

REMEDIES

5.1 Indemnification by the Seller Parties. The Seller Parties, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Buyer and its Affiliates and each of Buyer’s and its Affiliates’ respective Representatives (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from, against and in respect of, and will compensate the Buyer Indemnified Parties for, all Losses (regardless of whether such Losses relate to any Third Party Claim) suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a) any misrepresentation, breach or inaccuracy of any representation or warranty of any Seller Party set forth in this Agreement, the Disclosure Schedule or any Transaction Document delivered by or on behalf of any Seller Party, or any third party allegation thereof;

(b) any nonfulfillment or breach of any covenant or agreement on the part of any Seller Party set forth in this Agreement, the Disclosure Schedule or any Transaction Document delivered by or on behalf of any Seller Party;

(c) any Retained Liabilities;

(d) any Liability incurred by or imposed upon the Buyer as a result of the failure, in connection with the sale of the Acquired Assets by Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, applicable bulk transfers Laws or Tax clearance certificate requirements under applicable state Tax law), other than any such Liability that is an Assumed Liability; and

(e) any fraud, intentional or knowing misrepresentation or willful breach on the part of any Seller Party or any of its Affiliates in connection with the transactions contemplated by this Agreement.

5.2 Indemnification by Buyer. Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller Parties and their respective Affiliates and the respective Representatives of the Seller Parties and their respective Affiliates (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from, against and in respect of, and will compensate the Seller Indemnified Parties for, all Losses (regardless of whether such Losses relate to any Third Party Claim) suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a) any misrepresentation, inaccuracy or breach of any representation or warranty of Buyer set forth in this Agreement, the Disclosure Schedule or any Transaction Document delivered by or on behalf of Buyer, or any third party allegation thereof;

(b) any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement, the Disclosure Schedule or Transaction Document delivered by or on behalf of Buyer; and

(c) any Assumed Liability.

5.3 Limitations on Indemnification Obligations.

(a) Notwithstanding Section 5.1, there shall be no liability for indemnification under Section 5.1(a) unless the aggregate amount of Losses under this Agreement exceeds $50,000 (the “Threshold”), at which time the Seller Parties will be obligated to indemnify the

Buyer Indemnified Parties with respect to the aggregate amount of all Losses described in Section 5.1(a) in excess of the Threshold; provided that the Threshold shall not apply to the misrepresentation, breach or inaccuracy of any representation or warranty made by any Seller Party in any of the following Sections: 2.1 (due organization), 2.2(a) (authorization; validity), 2.3 (capitalization), 2.8 (assets)(and other provisions relating to title to the Acquired Assets), 2.21 (absence of claims; business relationships with affiliates), 2.22 (certain matters relating to the Holding Companies), and 2.24 (brokers and agents) (the “Seller Fundamental Representations”).

(b) Notwithstanding Section 5.2, there shall be no liability for indemnification under Section 5.2(a) unless the aggregate amount of Losses thereunder exceeds the Threshold, at which time Buyer will be obligated to indemnify the Seller Indemnified Parties with respect to the aggregate amount of all Losses described in Section 5.2(a) in excess of the Threshold; provided that the Threshold shall not apply to the misrepresentation, breach or inaccuracy of any representation or warranty made by Buyer in any of the following Sections: 3.1 (due organization), 3.2(a) (authorization; validity) and 3.3 (brokers and agents) (the “Buyer Fundamental Representations”).

(c) The indemnification obligations of the Seller Parties under Section 5.1(a) shall be limited to an amount (the “Cap”) equal to the “Net Cash Surplus” reflected on the Funds Flow.

(d) The indemnification obligations of Buyer under Section 5.2(a) shall be limited to an amount equal to the Cap.

(e) Notwithstanding a Party’s knowledge of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement (and regardless of how the non-breaching Party shall have acquired such knowledge), the non-breaching Party shall have the right to consummate the transactions provided for herein, and all of the non-breaching Party’s rights and remedies with respect to such breach shall be preserved without regard to its knowledge of such information, it being agreed that each Party, in entering into this Agreement, has bargained for the correctness of each representation, warranty, covenant and agreement of the other Parties contained herein.

(f) No Claim shall be brought or maintained by any Buyer Indemnified Party or any of their respective successors or permitted assigns against any present or former officer, director, employee or Affiliate of any party hereto which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any such present or former officer, director, employee or Affiliate, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of the Seller Parties contained in this Agreement or any Transaction Document delivered by a Seller Party hereunder.

(g) Notwithstanding anything to the contrary in this Agreement, for purposes of determining (x) whether there has been a breach requiring the Seller Parties to indemnify as provided in Section 5.1 and (y) the Losses with respect thereto, each representation, warranty, covenant and agreement made by any Seller Party, whether made herein (other than the last sentence of Section 2.4(c) (fraud relating to books and records), Section 2.5 (absence of certain changes), the last sentence of Section 2.12(a) (investigations relating to fraud), Section 2.16(a)(ix) (certain contracts) and Section 2.23 (disclosure)) or in any other document, agreement or instrument delivered in connection herewith, shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Change).

5.4 Survival and Expiration of Representations, Warranties, Covenants and Agreements. With respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 5.4 shall govern when any such claim may be brought:

(a) Subject to Section 5.4(c), all representations and warranties set forth in this Agreement shall survive the Closing and expire 18 months after the Closing Date, except that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and expire upon the expiration of the longest statute of limitations applicable to the matters referred to therein.

(b) Subject to Section 5.4(c), all covenants and agreements of the Parties (whether set forth in this Agreement, the Disclosure Schedule or agreement, certificate or other document delivered in connection herewith) not fully satisfied or waived prior to the Closing (including the obligations set forth in Sections 5.1 and 5.2) shall survive the Closing, continue in effect and expire in accordance with their respective terms.

(c) If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.

5.5 Indemnification Procedures. All claims for indemnification under this Article V (“Claims”) shall be asserted and resolved as follows:

(a) In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any Party obligated to provide indemnification pursuant to Section 5.1 or 5.2 (the “Indemnifying Party”) which has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the following provisions shall apply:

(i) The Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying in reasonable detail (to the extent then known) the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 5.5 of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party, except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(ii) If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within fifteen (15) days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party (A) whether or not such Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such Third Party Claim and (B) if such Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (x) the Indemnifying Party within the Notice Period agrees in writing to fully indemnify the Indemnified Party for the amount of such Claim and the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s ability to pay the amount claimed in such Third Party Claim and (y) the Third Party Claim does not (1) involve criminal liability or any admission of wrongdoing, (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party or (3) involve any Governmental Authority as a party thereto, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by such Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnified Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense.

(iii) If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, or fails to promptly settle or diligently defend such claims, or (B) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, or (C) the Indemnified Party advises that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, or (D) the Indemnified Party has different or additional defenses available to it, then the Indemnified Party may defend against any such Third Party Claim in the Indemnified Party’s sole and absolute discretion. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the Indemnified Party has not yet suffered Losses or where the full amount of any Losses is not yet known, provided the Claim Notice sets forth the specific basis for any such claim to the extent then feasible.

(c) Notwithstanding anything to the contrary in this Agreement, if a third party asserts (other than by means of a lawsuit) that any Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article V, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article V, and (iii) the Indemnified Party shall be reimbursed, in accordance with the provisions of this Article V, for any such Losses for which it is entitled to indemnification pursuant to this Article V (subject to the right of the Indemnifying Party to dispute its indemnification obligation under this Article V).

5.6 Tax Benefit; Insurance. In calculating any Loss, such amounts shall be calculated on an After-Tax Basis. Each Party agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a claim hereunder to the extent otherwise required by applicable Law. In the event any Losses related to a claim by Buyer Indemnified Party are covered by insurance or indemnification rights against a third party, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance or indemnification rights. In the event that an Indemnified Party receives insurance or third-party indemnification proceeds after being paid (or having paid with respect to a Third-Party Claim) pursuant to indemnity under this Article V, then such Indemnified Party shall promptly remit such proceeds, net of the costs of recovering such proceeds, to the Indemnifying Party up to the amount previously paid by such Indemnifying Party with respect to such Claim Notice. In the event that any Person entitled to indemnification hereunder receives insurance or third-party indemnification proceeds in respect of a Claim Notice for which indemnification is provided by an Indemnifying Party prior to the date such indemnification payment is due, such payment shall be reduced on a dollar-for-dollar basis by the amount of insurance or third-party indemnification proceeds received by such Person, net of the costs of recovering such proceeds, with respect to such Claim Notice, less any applicable premiums and deductibles paid. Without limiting the generality of the foregoing, in the event that an Indemnified Party receives any insurance or third-party indemnification proceeds, surety bond payments, or other payments from any other person in respect of any Claim Notice that has been paid by an Indemnifying Party hereunder, such Indemnified Party shall promptly remit such proceeds to the Indemnifying Party.

5.7 Exclusive Remedy. Other than for claims involving fraud, intentional or knowing misrepresentation or willful breach or an action seeking an injunction, specific performance or other equitable relief, the Parties’ sole and exclusive remedy for breaches of any representation, warranty, covenant, agreement or other term or provision set forth in this Agreement shall be indemnification pursuant to this Article V.

ARTICLE VI

DEFINITIONS

6.1 Certain Definitions. The capitalized terms set forth below shall have the respective meanings set forth below:

(a) “Accounts Receivable” means any trade or other accounts and/or notes receivable of Seller.

(b) “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. “Affiliate” shall not include Persons that are officers or directors of a Person. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 10% or more of the voting interests of such Person, through Contract or otherwise.

(c) “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of the aggregate Tax benefits actually realized (i) in the Tax year in which the Loss occurred, (ii) in the immediately succeeding Tax year, or (iii) in any Tax year prior to the Loss, by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses).

(d) “Assigned Contracts” means any Contract to which Seller is a party, including any agreements or instruments securing any amounts owed to Seller, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Intellectual Property.

(e) “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical or disability insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

(f) “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one person.

(g) “Books and Records” means any and all business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations.

(h) “Buyer Employee Indebtedness” means any severance, change of control or similar payment obligations owed to any Hired Employee pursuant to any arrangement put into place by Buyer, even if further contingent on a cessation of employment or the provision of additional services, plus any payroll Taxes attributable to such compensation, together with any interest or penalties thereon.

(i) “Charter Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

(j) “Closing Balance Sheet” means the statement of the current assets and current liabilities of Seller as of the Closing set forth in the “Acquired” column of the Closing Statement.

(k) “Closing Statement” means the certificate attached hereto as Schedule 6.1.

(l) “COBRA” means Part 6 of Title I of ERISA.

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Confidentiality Agreement” means the Nondisclosure Agreement dated October, 2013 by and between Seller and Buyer.

(o) “Contract” means any contract, plan, concession, agreement, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, undertaking, arrangement or understanding, whether written or oral.

(p) “Customer Offerings” means (x) the products that Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or otherwise Exploits, or licenses to third parties, (ii) has developed, manufactured, marketed, distributed, made available, sold or otherwise Exploited, or licensed to third parties, since December 31, 2011, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or otherwise Exploit, or license to third parties, and (y) the services that Seller (i) currently provides or makes available to third parties, (ii) has provided or made available to third parties since December 31, 2011, or (iii) currently plans to provide or make available to third parties.

(q) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, advertising, marketing or correction of a Customer Offering or Internal System, whether or not provided to end users.

(r) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

(s) “Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any Law, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) transfer of interests in, or control of, real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Hazardous Materials; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.

(t) “Environmental Matters” mean any Liability of any of Seller, or any of its predecessors, arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (1) any failure to comply with Environmental Laws and (2) any Liabilities arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at any location.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974.

(v) “ERISA Affiliate” means any Person that, together with Seller, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

(w) “Exchange Act” means the Securities Exchange Act of 1934.

(x) “Excluded Employee” means each Person named on Schedule 9.1.

(y) “Exploit”, including with correlative meaning the term “Exploitation”, means research, develop, design, test, modify, make, use, sell, have made, have used, have sold, offer for sale, import, reproduce, perform, market, distribute, commercialize, support, maintain, correct or create derivative works.

(z) “FDA Permits” means (i) all Premarket Approval Applications submitted to the FDA, (ii) Premarket Notifications submitted under Section 510(k) to the FDA, (iii) all Investigational Device Exemptions or Clinical Trial Applications submitted to the FDA or to any other Governmental Authority, (iv) all Marketing Authorization Applications submitted to the EMA and its respective counterparts in the European Union, and (v) all foreign counterparts to any of the foregoing.

(aa) “GAAP” means United States generally accepted accounting principles.

(bb) “Governing Body” means the board of directors or other governing body of a Person that is not a natural person.

(cc) “Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization or association.

(dd) “Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated or listed by any Governmental Authority or in or pursuant to any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, or regulated under the Occupational Safety and Health Act, or pursuant to analogous state Laws or regulations.

(ee) “Hazardous Materials Activities” means the transport, storage, use, management, handling, manufacture, disposal or release of, or exposure of its employees or others to, Hazardous Materials or any products containing a Hazardous Material.

(ff) “Inbound IP Licenses” means, collectively, (i) each license or agreement pursuant to which Seller Exploits each item of Seller Licensed Intellectual Property (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500), (ii) each agreement, contract, assignment or other instrument pursuant to which Seller has obtained any joint or sole ownership interest in or to any item of Seller Owned Intellectual Property, and (iii) each agreement, contract or other instrument pursuant to which Seller has obtained any ownership or license interest in Intellectual Property developed by a consultant, software or hardware developer or vendor to Seller.

(gg) “Intellectual Property” means the following subsisting anywhere in the world: (i) patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues, reexaminations and reviews thereof and any extensions or supplementary protections certificates) (collectively, “Patent Rights”); (ii) trademarks and service marks, logos, Internet domain names, URLs, corporate names, business names and doing business designations, all common law rights and all registrations and applications for registration of the foregoing (collectively, “Trademarks”), and all goodwill in the foregoing; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against past, present or future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(hh) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations, and applications for each of the foregoing.

(ii) “Internal Systems” means the software, laboratory equipment, materials and test, calibration and measurement apparatus used by Seller in the Business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain, test or otherwise Exploit the Customer Offerings, whether located on the premises of Seller or a third party site.

(jj) “Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.

(kk) “Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.

(ll) “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(mm) “Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, license, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

(nn) “Losses” means all Liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), but not including punitive damages except to the extent paid to a third party.

(oo) “Material Adverse Change” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of Seller or the Business, or (ii) the ability of any Seller Party to consummate the transactions contemplated hereby or to perform their respective obligations hereunder. Notwithstanding the foregoing, solely for purposes of the foregoing clause (i), no result, occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Change has occurred to the extent resulting from (A) changes affecting generally the industries or markets in which Seller operates (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates), (B) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates), (C) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Seller conducts the Business (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates), (D) changes in GAAP, (E) the announcement of this Agreement and the Transaction Documents or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, or employees, (F) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates) or (G) earthquakes, hurricanes, floods, or other natural disasters (except to the extent adversely affecting Seller or the Business in a disproportionate manner relative to other Persons operating in the industries or markets in which Seller or the Business operates).

(pp) “Material Contracts” means, collectively, any and all Contracts listed (or required to be listed) in Section 2.6(a), 2.16(a), 2.17(g) and/or 2.17(h) of the Disclosure Schedule.

(qq) “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(rr) “Open Source Materials” means all Software, Documentation or other material that (i) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org or (ii) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property (including that require, as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material that incorporates, is incorporated into, is derived from or is distributed with such material be (1) made available, disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, (3) redistributable at no charge or minimal charge or (4) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind.

(ss) “Outbound IP Licenses” means, collectively, each license, covenant or other agreement pursuant to which Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property.

(tt) “Pension Plan” means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable plan not covered by ERISA.

(uu) “Permit” means any permit, license, franchise, security clearance, consent, contractual right, consent and other authorization or approval of any Governmental Authority, including any UL, CE, RoHS or comparable mark or designation.

(vv) “Permitted Liens” means (i) Liens for Taxes not yet due and payable, or Taxes, if any, being contested in good faith by appropriate proceedings, (ii) Liens imposed by Law, such as landlord’s, carrier’s, warehousemen’s and mechanic’s liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due, (iii) Liens in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, materially interfere with the use of any Real Property by Seller, (iv) restrictions of general applicability imposed by federal or state securities laws, (v) Liens created by this Agreement and (vi) Liens set forth on Schedule 9.2.

(ww) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

(xx) “Privacy Policy” means Seller’s written policies concerning privacy and security of information (including personally identifiable information), whether electronic or in physical form, of customers, end users, personnel and others.

(yy) “Qualified Plan” means any Seller Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

(zz) “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(aaa) “Real Property Lease” means any lease, sublease, license or other Contract granting use or occupancy rights with respect to Real Property.

(bbb) “Related Party” means the Holding Companies, any other Affiliate of any Seller Party or any employees, stockholders (direct or indirect), directors, officers or managers of any of the foregoing or of Seller.

(ccc) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

(ddd) “Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

(eee) “Seller Bank Indebtedness” means the aggregate amount of (i) any obligations of Seller for borrowed money, or with respect to deposits or advances of any kind to Seller, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (ii) any obligations of Seller evidenced by bonds, debentures, notes or similar instruments, including under that certain Note (Secured Disaster Loans) dated April 2, 2013 issued by Seller, Ellman Enterprises, LLC and the Holding Companies to the U.S. Small Business Administration, (iii) any obligations of others secured by any Lien on property or assets owned or acquired by Seller, whether or not the obligations secured thereby have been assumed, (v) any obligations of Seller under interest rate or currency swap transactions (valued at the termination value thereof), (vi) any amounts owed with respect to drawn letters of credit issued for the account of Seller, (vii) any obligations of Seller to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (viii) all obligations of Seller under the Installment Agreement for the Payment of a Civil Monetary Penalty (Civil Monetary Case Number ENF 36506), dated as of October 31, 2012, between Seller and the U.S. Department of the Treasury; (ix) any guaranties or arrangements having the economic effect of a guaranty by Seller of any indebtedness of any other Person, and (x) any accrued interest or penalties on any of the foregoing.

(fff) “Seller Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by any Seller Party or with respect to which any Seller Party has or may have any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, managers, employees, officers, agents or service providers of any Seller Party.

(ggg) “Seller Benefit Plan” means any Benefit Plan for which any Seller Party is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan any Seller Party maintains or has previously maintained or to which it is obligated to make payments or has or may have any current or future Liability, in each case with respect to any present or former employees of any Seller Party, and any Qualified Plan that was terminated since December 31, 2011.

(hhh) “Seller Employee Indebtedness” means, except for Buyer Employee Indebtedness, any compensation owed to any current or former employee or contractor of Seller, including severance, change of control and similar payment obligations related to the transactions even if further contingent on a cessation of employment or the provision of additional services plus any payroll Taxes attributable to such compensation, together with any interest or penalties thereon.

(iii) “Seller Indebtedness” means, without duplication, the aggregate amount of (i) any Seller Bank Indebtedness, (ii) any Seller Employee Indebtedness, (iii) any obligations of Seller under conditional sale or other title retention agreements, (iv) any obligations of Seller issued or assumed as the deferred purchase price of property or services, including all earn-out, contingent or other deferred consideration obligations, (v) any capitalized lease obligations of Seller that are not assumed by Buyer as Assumed Liabilities, (vi) any guaranties or arrangements having the economic effect of a guaranty by Seller of any indebtedness of any other Person, and (vii) any accrued interest or penalties on any of the foregoing and any fees or expenses payable to any holder thereof.

(jjj) “Seller Intellectual Property” means all Intellectual Property used in or necessary for, (i) Seller’s Exploitation of the Customer Offerings, (ii) Seller’s Exploitation of the Internal Systems and (iii) Seller’s conduct of the Business in all material respects in the manner currently conducted, including all Seller Licensed Intellectual Property and all Seller Owned Intellectual Property.

(kkk) “Seller’s knowledge”, “knowledge of Seller” or phrases of similar import, mean the actual knowledge of each Person named on Schedule 9.3.

(lll) “Seller Leased Real Property” means all Real Property leased, subleased licensed or otherwise occupied by Seller.

(mmm) “Seller Licensed Intellectual Property” means all Intellectual Property that is licensed to Seller by any third party.

(nnn) “Seller Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller, in whole or in part.

(ooo) “Seller Source Code” means the source code for any Software owned by the Seller or its Subsidiary and included in the Customer Offerings or Internal Systems.

(ppp) “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and/or embedded systems, whether in source code, interpreted code or object code form.

(qqq) “Subordinated Indebtedness” means any obligation of a Seller Party (i) to Baird Capital L.L.C. or to any fund managed or controlled thereby (including any Baird Investor) or (ii) without duplication, that is subordinated pursuant to that certain (A) Forbearance Agreement, dated as of August 19, 2014, by and among Seller, Ellman Enterprises, LLC, EHI and Garrison Loan Agency Services LLC, as Administrative Agent for the Lenders or (B) assignment agreement attached as Exhibit E to the Forbearance Agreement and executed and delivered in connection therewith.

(rrr) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (A) 50% or more of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive 50% or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity or (C) the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

(sss) “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign Governmental Authority, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

(ttt) “Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

(uuu) “Transaction Confidentiality Agreement” means any confidentiality agreement with another Person entered into by any Related Party since December 31, 2012 in connection with any actual or potential purchase (by merger or otherwise) of all or any material portion of the equity securities of Seller, the Business or the Acquired Assets.

(vvv) “Transaction Costs” means the fees, expenses and disbursements of any Seller Party or any other Related Party and their respective Representatives incurred in connection with any Transaction Document and the transactions contemplated hereby, including (i) negotiation, legal, travel and due diligence expenses and (ii) the cost of maintaining the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Seller Parties with respect to matters arising on or before the Closing Date, including the transactions contemplated hereby, and with respect to matters arising after the Closing Date, including through a prepaid “tail policy”.

(www) “Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by any Seller Party, Buyer and/or any of their respective Affiliates.

6.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

6.3 Usage. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise, the defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to this Agreement unless the context shall otherwise require. All references herein to specific instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified; provided that the Disclosure Schedule shall not be deemed to include amendments, supplements or modifications to any instruments, documents, contracts or agreements unless explicitly referenced as such in the Disclosure Schedule. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. Any reference in this Agreement to “$” or “dollars” shall mean the lawful currency of the United States of America. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next succeeding business day. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, and permitted successors and assigns. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. As used in Article II, the phrases “made available to Buyer”, “provided to Buyer” and “delivered to Buyer” and words or phrases of similar import mean that the applicable information was posted in its entirety (in unredacted form) to the “Cynosure DD” folder hosted by DropBox.com, and made available for viewing by Buyer and its advisors, at least two business days prior to the date of this Agreement.

ARTICLE VII

GENERAL

7.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with confirmation of receipt) or sent by electronic mail, by registered or certified mail, postage prepaid, by nationally recognized overnight courier service, as follows:

(a) If to Buyer:	With required copies (which shall not constitute notice) to:

Cynosure, Inc. 5 Carlisle Road Westford, Massachusetts 01886 Attention: Chief Financial Officer +1 978 367 2337 (phone) +1 978 367 8716 (fax) tbaker@cynosure.com (e-mail)

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Attention: General Counsel

+1 978 367 2325 (phone)

+1 978 367 8716 (fax)

panastos@cynosure.com (e-mail)

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Joseph B. Conahan, Esq.

+1 617 526 6317 (phone)

+1 617 526 5000 (fax)

Joseph.conahan@wilmerhale.com (e-mail)

(b) If to any Seller Party:	With a required copy (which shall not constitute notice) to:

Ellman International, Inc.

c/o Baird Capital Partners, L.L.C.

227 West Monroe Street

Suite 2200

Chicago, IL 60606

Attention: Gordon Pan

+1 312 609 5498 (phone)

+1 312 609 4707 (fax)

gpan@rwbaird.com (e-mail)

Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 Attention: Patrick O. Doyle +1 312 558 5970 (phone) +1 312 558 5700 (fax) pdoyle@winston.com (e-mail)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered or telefaxed or sent by electronic mail, (ii) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, (iii) four (4) business days after it is sent by registered or certified mail, and (iv) if by any other means, only when actually received by the addressees.

7.2 Entire Agreement. This Agreement (which includes the Disclosure Schedule, the other Schedules hereto and the Exhibits hereto), the other Transaction Documents, the Confidentiality Agreement and all other agreements contemplated hereby sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Disclosure Schedule, the other Schedules and the Exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Disclosure Schedule or any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement.

7.3 Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the other Parties (except by operation of Law) and shall be binding upon and shall inure to the benefit of the Parties, and their respective Representatives; provided that notwithstanding the foregoing, Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof; provided further that Buyer may assign any or all of its rights, obligations or Liabilities under this Agreement to any Person that merges with or acquires all or substantially all of the stock of Buyer or substantially all of the assets of Buyer to which this Agreement relates. No such assignment pursuant to foregoing proviso shall be made unless (i) the applicable assignee agrees, in writing, to be bound by each of the terms herein to which Buyer is subject and (ii) Buyer remains liable hereunder. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

7.4 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures (including by electronic scans delivered by electronic mail) shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible following delivery of such facsimile signatures.

7.5 Expenses and Fees. Buyer will pay and be solely responsible for all of the fees, expenses and disbursements of Buyer and its Representatives incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.

7.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

7.7 Submission to Jurisdiction. Each Party irrevocably and unconditionally (i) accepts the jurisdiction and venue of any state or federal court sitting in the State of New York in any action or proceeding arising out of or related to this Agreement, (ii) waives any objections which such Party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 7.1, and (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.1, and agrees that service as provided this sentence is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; provided that nothing in this Section 7.7 shall limit the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

7.8 Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right, prior to any termination of this Agreement, to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in the Transaction Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Nothing in this Section 7.8 is intended to limit the provisions of Section 4.3.

7.9 Severability. If any provision of this Agreement (including those contained in Section 4.3) or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

7.10 Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence

7.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties.

7.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

7.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax consequences of the transactions contemplated hereby and is not relying on any representation or statements made by any other Party as to such Tax consequences.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first written above.

SELLER:	ELLMAN INTERNATIONAL, INC.

	By:	/s/ Frank D’Amelio
	Name:	Frank D’Amelio
	Title:	President and Chief Executive Officer

HOLDING COMPANIES:	ELLMAN HOLDING CORPORATION

	By:	/s/ Frank D’Amelio
	Name:	Frank D’Amelio
	Title:	President and Chief Executive Officer

ELLMAN HOLDINGS, INC.

	By:	/s/ Frank D’Amelio
	Name:	Frank D’Amelio
	Title:	President and Chief Executive Officer

BUYER:	CYNOSURE, INC.

	By:	/s/ Michael R. Davin
	Name:	Michael R. Davin
	Title:	Chairman and Chief Executive Officer

EXECUTION VERSION

Exhibit A

BILL OF SALE

This BILL OF SALE dated as of September 5, 2014 is executed and delivered to Cynosure, Inc., a Delaware corporation (“Buyer”), by Ellman International, Inc., a New York corporation (“Seller”). All capitalized words and terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of the date hereof among Seller, Buyer and the other Parties thereto (the “Agreement”).

WHEREAS, pursuant to the Agreement, Seller is selling, assigning, transferring and delivering to Buyer the Acquired Assets, free and clear of all Liens (other than Permitted Liens);

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agrees as follows:

1. Subject to Section 1.1(c) of the Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer to have and to hold forever, and Buyer hereby accepts, all right, title and interest in, to and under all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens). Notwithstanding anything to the contrary in any Transaction Documents, the Acquired Assets do not include Excluded Assets.

2. Seller hereby covenants and agrees that it will, at the request of Buyer and without further consideration, execute and deliver such other instruments of sale, assignment, transfer and delivery and take such other actions, as may reasonably be necessary to more effectively sell, transfer, assign and deliver to, and vest in, Buyer good and valid title to the Acquired Assets hereby sold, assigned, transferred and delivered, or intended so to be, and to put Buyer in actual possession and operating control thereof and to carry out the purpose and intent of the Agreement.

3. Seller does hereby irrevocably constitute and appoint Buyer its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Acquired Assets, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release. Seller, by its execution of this Bill of Sale, and Buyer, by its acceptance of this Bill of Sale by signing below, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this Bill of Sale. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern and control. This Bill of Sale may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Bill of Sale, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

4. This Bill of Sale, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Bill of Sale or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of Seller and Buyer has caused this instrument to be duly executed as of the date first above written.

ELLMAN INTERNATIONAL, INC.

By:
Name:
Title:

ACCEPTED:

CYNOSURE, INC.

By:
Name:
Title:

[Signature Page to Bill of Sale]

EXECUTION VERSION

Exhibit B

PATENT ASSIGNMENT

This PATENT ASSIGNMENT dated as of September 5, 2014 is executed and delivered to Cynosure, Inc., a Delaware corporation (the “Assignee”), by Ellman International, Inc., a New York corporation (the “Assignor”). All capitalized words and terms used in this Patent Assignment and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of the date hereof between the Assignor, the Assignee and the other Parties thereto (the “Agreement”).

WHEREAS, the Assignor is the owner of the Patent Rights identified on Schedule A hereto (collectively, the “Acquired Patents”) and the inventions claimed therein; and

WHEREAS, pursuant to the Agreement, Assignor has agreed to sell, assign, transfer and deliver to Assignee all right, title and interest in, to and under the Acquired Patents and the inventions disclosed in the Acquired Patents, free and clear of all Liens (other than Permitted Liens);

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1. The Assignor does hereby sell, assign, transfer and deliver to Assignee, and Assignee hereby accepts, all right, title and interest in, to and under the Acquired Patents, the inventions disclosed in the Acquired Patents and in and to all letters patent and other Patent Rights of the United States of America and all other jurisdictions which may or shall be granted on said inventions, or any parts thereof, or any divisional, continuing, reissue or other applications based in whole or in part on said inventions or Acquired Patents, and the right to recover for past, present or future infringement with respect to any of the foregoing, free and clear of all Liens (other than Permitted Liens).

2. The Assignor does hereby request and authorize the Commissioner of Patents and Trademarks of the United States of America and all other corresponding authorities of other jurisdictions to issue letters patent on the Acquired Patents and the inventions included in the Acquired Patents to the Assignee or the Assignee’s nominee, successor or assign.

3. The Assignor agrees to execute, at Assignee’s expense, all applications, amended specifications, deeds or other instruments, and to do, at Assignee’s expense, all acts necessary or proper, in each case, that are reasonably requested by Assignee, (a) to transfer to Assignee the Acquired Patents and the inventions included in the Acquired Patents, (b) to secure the grant of letters patent on the Acquired Patents and the inventions included in the Acquired Patents, in the United States of America and in all other jurisdictions, to the Assignee or the Assignee’s nominee, and (c) to vest and confirm therein the legal title to all such Patent Rights.

4. This Patent Assignment may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Patent Assignment, facsimile signatures shall be deemed originals, and the Parties hereto agree to exchange original signatures as promptly as possible.

IN WITNESS WHEREOF, the Assignor has caused this instrument to be duly executed as of the date first above written.

THE ASSIGNOR:

ELLMAN INTERNATIONAL, INC.

By:
Name:
Title:

STATE OF NEW YORK

County of                     )

On this 5th day of September, 2014, before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public
My commission expires:

ACCEPTED:

CYNOSURE, INC.

By:
Name:
Title:

[Signature Page to Patent Assignment]

Schedule A to Patent Assignment

[Intentionally Omitted]

EXECUTION VERSION

Exhibit C

TRADEMARK ASSIGNMENT

WHEREAS Ellman International, Inc., a New York corporation having a place of business at 400 Karin Lane, Hicksville, New York 11801 (“Seller”), has used and is using the trademarks identified on Schedule A hereto; and

WHEREAS, Seller, Cynosure, Inc., a Delaware corporation (“Buyer”), and certain other parties have entered into the Asset Purchase Agreement, dated as of the date hereof (the “Agreement”); and

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby assigns to Buyer, having a place of business at 5 Carlisle Road, Westford, Massachusetts 01886, the entire right, title and interest in and to the Trademarks listed on Schedule A hereto, all registrations and applications for registration therefor, the right to recover for past, present or future infringement thereof, and the goodwill of the business connected with the use of, and symbolized by, said Trademarks.

Seller further agrees, for itself, its successors and assigns, at Buyer’s expense, to execute such further documents and to perform such further lawful acts as may reasonably be requested by Buyer to effectuate this assignment.

Witness my hand and seal this 5th day of September, 2014.

ELLMAN INTERNATIONAL, INC.

By:
Name:
Title:

STATE OF NEW YORK

County of                     )

On this 5th day of September, 2014, before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public
My commission expires:

SCHEDULE A

Trademarks

[Intentionally Omitted]

EXECUTION VERSION

Exhibit D

DOMAIN NAME ASSIGNMENT

WHEREAS, Ellman International, Inc., a New York corporation (“Assignor”), Cynosure, Inc., a Delaware corporation (“Assignee”), and certain other parties have entered into the Asset Purchase Agreement, dated as of the date hereof (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Assignor has agreed to execute this Assignment to enable Assignee to record the assignment to Assignee of all of Assignor’s right, title and interest in, to and under the domain names registered with the applicable Internet domain name registrars (collectively, the “Registrars”) indicated on Schedule 1 hereto (collectively, the “Domain Names”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor agrees that it will, for no additional consideration and at the reasonable request of Assignee, provide to Assignee the Registrars’ authorization codes for the Domain Name accounts and/or any passwords and usernames or required information to effectuate the transfer of all of Assignor’s right, title, and interest in, to and under the Domain Names to Assignee and, at Assignee’s cost, do all things necessary, proper or advisable to assist Assignee in perfecting such assignment, including without limitation, the execution, acknowledgement and recordation of specific assignments, oaths, declarations and other documents on a country by country basis.

Witness my hand and seal this 5th day of September, 2014.

ELLMAN INTERNATIONAL, INC.

By:
Name:
Title:

SCHEDULE 1

DOMAIN NAMES

[Intentionally Omitted]

EXECUTION VERSION

Exhibit E

INVESTOR AGREEMENT

This INVESTOR AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of September, 2014, by and between the stockholders of EHC (as defined below) signatory hereto (each, an “Investor”), and Cynosure, Inc., a Delaware corporation (“Buyer”), pursuant to the Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among Buyer, Ellman International, Inc., a New York corporation (“Seller”), Ellman Holdings, Inc., a Delaware corporation (“EHI”), and Ellman Holding Corporation, a Delaware corporation (“EHC” and, collectively with Seller and EHI, the “Seller Parties”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Seller is selling, assigning, transferring and delivering to Buyer the Acquired Assets, free and clear of all Liens (other than Permitted Liens);

WHEREAS, each Investor, by virtue of its indirect ownership interest in Seller, will receive substantial direct and indirect benefits, financial and otherwise, as result of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement by each Investor is a material inducement for Buyer to enter into and to perform its obligations under the Purchase Agreement;

NOW, THEREFORE, in consideration of foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Non-Solicitation and Confidentiality.

(a) Each Investor agrees that, for a period of three (3) years after the Closing Date, such Investor shall not (and it shall cause its controlled Affiliates not to), either directly or indirectly, solicit for employment or hire any Business Employees or attempt to induce any such person to terminate his or her employment or other service providing relationship with the Buyer or any Affiliate thereof; provided, however, that this Section 1(a) shall not restrict the activities of any portfolio company of such Investor unless any such portfolio company has been provided Confidential Information by or on behalf of such Investor. Such Investor agrees that if it violates the provisions of this Section 1(a), it will continue to be held by the restrictions set forth in this Section 1(a) until an aggregate period equal to the period of restriction has expired without any violation.

(b) Each Investor agrees that, from and after the Closing, such Investor shall not (and it shall cause its controlled Affiliates not to), either directly or indirectly, disclose or make use of any knowledge, information or documents concerning the Acquired Assets or the Business

(including the financial information, technical information or data relating to Seller’s products or services and names of customers of Seller and the existence or terms of the Purchase Agreement or any other Transaction Document or any information regarding the negotiation hereof or thereof) (“Confidential Information”), except to the extent that such knowledge, information or documents (i) shall have become generally known to the public other than through disclosure by any Investor or an Affiliate thereof or (ii) is required to be disclosed by Law or any Governmental Authority; provided that, to the extent reasonably practicable, such Investor shall consult in advance with (and take into account the reasonable requests of) Buyer on the proposed form, timing, content and purpose of the disclosure; provided that nothing shall prohibit or otherwise limit such Investor or any of its affiliated investment funds, management companies or general partners or any of their respective Representatives from disclosing any confidential or nonpublic information related to the investment in Seller by such Investor or any of its affiliated investment funds, management companies or general partners or any of their respective Representatives, Seller’s pre-Closing summary financial performance, the return on investment realized by such Investor or any of its affiliated investment funds, management companies or general partners with respect to the transactions contemplated by the Purchase Agreement, or the enterprise or equity value of Seller implied by the transactions contemplated by the Purchase Agreement to any Affiliates, direct or indirect equityholders, partners, directors, officers and/or Representatives of such Investor or any of its affiliated investment funds, management companies or general partners, including in connection with any reporting obligations to any direct or indirect equityholders or partners of such Investor or any of its affiliated investment funds, management companies or general partners. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to permit such Investor or any of its affiliated investment funds, management companies or general partners or any of their respective Representatives to disclose the Financial Statements in their entirety or confidential or proprietary information concerning the customers, suppliers, products, services, billing information, Material Contracts, Real Property Leases or Intellectual Property of Seller.

2. Consent and Release.

(a) Each Investor, on behalf of such Investor and each of such Investor’s Affiliates, equityholders, directors, employees, agents, Representatives, successors and assigns (collectively, the “Releasing Parties”), hereby unconditionally, knowingly and voluntarily consents to the consummation of the transactions contemplated by the Transaction Documents and forever releases Buyer and its Affiliates, equityholders, directors, employees, agents, Representatives, successors and assigns (collectively with Buyer, the “Releasees”), from and against any and all claims, rights (including rights of contribution and other similar rights) from whatever source, whether under contract, law or otherwise, causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law, successorship, or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature, related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing (i) arising out of the consummation of the transactions contemplated by the Transaction Documents (whether based on theories of fraudulent conveyance, actual or alleged

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insolvency of any Seller Party or otherwise) or (ii) against any of the Acquired Assets (a “Claim”); provided, however, this release shall not be construed as releasing Buyer from its obligations expressly set forth in any Transaction Document. Each Investor hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b) Each Investor, on behalf of each Releasing Party, also hereby agrees that it will not, in its own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, filing, commencing, continuing, prosecuting or joining in, any claim or action of any nature whatsoever, arising out of, based upon, or relating to, any of the Claims released or purported to be released pursuant to Section 2(a) above. Each Investor hereby represents and warrants that it has not sold, assigned or otherwise transferred any such Claim (or interest therein).

(c) Each Investor acknowledges and agrees that if any Releasing Party should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Releasee with respect to any Claim released or purported to be released hereby, then this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from such Investor all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees and expenses.

3. Certain Matters Relating to the Seller Parties. Each Investor agrees that, for a period of 18 months following the Closing Date, such Investor shall cause each Seller Party to (a) maintain its corporate existence and (b) not (i) declare, set aside or pay any dividend or other distribution in cash or other property (other than capital stock of such Seller Party) in respect of its stock or (ii) set aside or pay any amount in cash or other property in respect of its Subordinated Indebtedness; provided, however, that Investor shall be permitted to convert any of the Seller Parties from a corporation into a limited liability company.

4. Representations and Warranties. Each Investor hereby represents and warrants to Buyer that:

(a) (i) Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, (ii) such Investor is not in violation of, in conflict with, or in default under, its Charter Documents, and (iii) there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

(b) Such Investor has full legal right and all requisite corporate or comparable power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Investor of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary action on the part

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of such Investor. This Agreement has been duly and validly executed and delivered by such Investor and constitutes a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(c) The execution, delivery and performance by such Investor of this Agreement and the performance of its obligations hereunder do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of the Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of such Investor; (ii) result in the creation or imposition of any Lien on, the Business or on any Acquired Asset; (iii) violate any Law to which such Investor is subject or bound or applicable to such Investor, except for any violation that would not adversely affect such Investor’s ability to perform its obligations under this Agreement; or (iv) violate or constitute a breach of or default under any agreement to which such Investor is a party or by which it is bound, except for any violation, breach or default that would not adversely affect such Investor’s ability to perform such Investor’s obligations under this Agreement.

5. Miscellaneous.

(a) Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with confirmation of receipt) or sent by electronic mail, by registered or certified mail, postage prepaid, by nationally recognized overnight courier service, as follows:

(i) If to Buyer:	With required copies (which shall not constitute notice) to:

Cynosure, Inc. 5 Carlisle Road Westford, Massachusetts 01886 Attention: Chief Financial Officer +1 978 367 2337 (phone) +1 978 367 8716 (fax) tbaker@cynosure.com (e-mail)

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Attention: General Counsel

+1 978 367 2325 (phone)

+1 978 367 8716 (fax)

panastos@cynosure.com (e-mail)

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Joseph B. Conahan, Esq.

+1 617 526 6317 (phone)

+1 617 526 5000 (fax)

Joseph.conahan@wilmerhale.com (e-mail)

(ii) If to any Seller Party:	With a required copy (which shall not constitute notice) to:

Ellman International, Inc. c/o Baird Capital Partners, L.L.C.	Winston & Strawn LLP 35 West Wacker Drive

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227 West Monroe Street Suite 2200 Chicago, IL 60606 Attention: Gordon Pan + 1 312 609 5498 (phone) +1 312 609 4707 (fax) gpan@rwbaird.com (e-mail)	Chicago, IL 60601 Attention: Patrick O. Doyle +1 312 558 5970 (phone) +1 312 558 5700 (fax) pdoyle@winston.com (e-mail)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered or telefaxed or sent by electronic mail, (ii) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, (iii) four (4) business days after it is sent by registered or certified mail, and (iv) if by any other means, only when actually received by the addressees.

(b) Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

(c) Successors and Assigns. This Agreement and the rights of the parties hereto hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective Representatives; provided that notwithstanding the foregoing, Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof; provided further that Buyer may assign any or all of its rights, obligations or Liabilities under this Agreement to any Person that merges with or acquires all or substantially all of the stock of Buyer or substantially all of the assets of Buyer to which this Agreement relates. No such assignment pursuant to foregoing proviso shall be made unless (i) the applicable assignee agrees, in writing, to be bound by each of the terms herein to which Buyer is subject and (ii) Buyer remains liable hereunder. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

(d) Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures (including by electronic scans delivered by electronic mail) shall be deemed originals, and the parties hereto agree to exchange original signatures as promptly as possible following delivery of such facsimile signatures.

(e) Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

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(f) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally (i) accepts the jurisdiction and venue of any state or federal court sitting in the State of New York in any action or proceeding arising out of or related to this Agreement, (ii) waives any objections which such party hereto may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party hereto at their respective addresses provided in accordance with Section 5(a), and (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party hereto in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. Each party hereto agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 5(a), and agrees that service as provided this sentence is sufficient to confer personal jurisdiction over such party hereto in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; provided that nothing in this Section 5(f) shall limit the right of any party hereto to serve such summons, complaint or other initial pleading in any other manner permitted by Law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.

(g) Specific Performance. Each party hereto acknowledges that the other parties hereto will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party hereto of any of the covenants or agreements contained herein. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right, prior to any termination of this Agreement, to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained herein, in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Nothing in this Section 5(g) is intended to limit the provisions of Section 1.

(h) Severability. If any provision of this Agreement (including those contained in Section 1) or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

(i) Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party hereto of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. No waiver by any party

6

hereto with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence

(j) Absence of Third party hereto Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party hereto or any other Person, other than the parties hereto.

(k) Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties hereto, and shall not be construed for or against any party hereto.

(l) Cumulative Rights. Each and every right, remedy and power hereby granted to Buyer or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Buyer at any time or from time to time.

(m) Usage. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Sections” shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Agreement as of the day and year first written above.

INVESTORS:

BAIRD CAPITAL PARTNERS IV LIMITED PARTNERSHIP

By:	Baird Capital Partners Management Company IV, LLC, its General Partner

By:
Its:

BCP IV SPECIAL AFFILIATES LIMITED PARTNERSHIP

By:	Baird Capital Partners Management Company IV, LLC, its General Partner

By:
Its:

BCP IV AFFILIATES FUND LIMITED PARTNERSHIP

By:	Baird Capital Partners Management Company IV, LLC, its General Partner

By:
Its:

BAIRD ASIA PARTNERS I LIMITED PARTNERSHIP

By:	Baird Asia Partners Management Company I, L.L.C., its General Partner

By:
Its:

[Signature Page to Investor Agreement]

BUYER:	CYNOSURE, INC.

By:

Name:

Title:

[Signature Page to Investor Agreement]